UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.       )

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TransUnion

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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March 23, 2018

Dear Fellow Stockholders:

I am pleased to invite you to join our Board of Directors (Board) and senior leadership for our 2018 Annual Meeting of Stockholders (Annual Meeting), which will be held on Tuesday, May 8, 2018, at 12:00 p.m. Central Daylight Time at the offices of Latham & Watkins LLP, 330 North Wabash Avenue, Suite 2800, Chicago, Illinois 60611.

The attached Notice of Annual Meeting of Stockholders and proxy statement will serve as your guide to the business to be conducted at the meeting. We are mailing a Notice of Internet Availability of Proxy Materials (Notice) to our stockholders. We believe the Notice process allows us to provide our stockholders with the information they desire in a timely manner, while saving costs and reducing the environmental impact of our Annual Meeting. The Notice contains instructions on how to access our 2017 Annual Report (which includes our 2017 Form 10-K), proxy statement and proxy card over the Internet, as well as instructions on how to request a paper copy of the materials, if desired.

Your vote is very important to us. We encourage you to sign and return your proxy card and/or vote by telephone or via the Internet following the instructions on the Notice as soon as possible, so that your shares will be represented and voted at the Annual Meeting. Instructions on how to vote are on page 6.

We urge you to read the accompanying proxy statement carefully and to vote FOR the director nominees proposed by the Board of Directors and FOR the other proposal in accordance with the recommendations of the Board of Directors.

On behalf of your Board of Directors, thank you for your confidence in TransUnion. I look forward to your continued support.

Jim Peck

President and Chief Executive Officer

555 West Adams Street

Chicago, Illinois 60661

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on Tuesday, May 8, 2018

12:00 p.m. Central Daylight Time

The 2018 Annual Meeting of Stockholders of TransUnion (Annual Meeting) will be held at 12:00 p.m. Central Daylight Time on Tuesday, May 8, 2018, at the offices of Latham & Watkins LLP, 330 North Wabash Avenue, Suite 2800, Chicago, Illinois 60611, for the following purposes:

1.	To elect each of Pamela A. Joseph and James M. Peck to the Board of Directors as a Class III director for a 3-year term;

2.	To ratify the appointment of Ernst & Young LLP as TransUnion’s independent registered public accounting firm for the fiscal year ending December 31, 2018; and

3.	To transact any other business that may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

The close of business on March 12, 2018 has been fixed as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the Annual Meeting or any adjournments or postponements thereof. A complete list of such stockholders will be available for examination, by any stockholder, at our offices in Chicago, Illinois during normal business hours for a period of ten days before the Annual Meeting.

We are pleased to take advantage of the U.S. Securities and Exchange Commission’s “Notice and Access” rule that allows us to provide stockholders with notice of their ability to access proxy materials via the Internet. Under this process, on or around March 23, 2018, we will begin mailing a Notice of Internet Availability of Proxy Materials (Notice) to certain of our stockholders informing them that our proxy statement, 2017 Annual Report (which includes our 2017 Form 10-K) and voting instructions are available on the Internet as of the same date. As more fully described in the Notice, all stockholders may choose to access our proxy materials via the Internet or may request printed materials.

By order of the Board of Directors,

Mick Forde

Senior Vice President and Corporate Secretary

March 23, 2018

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

The Notice of the 2018 Annual Meeting, the proxy statement and our 2017 Annual Report

(which includes our 2017 Form 10-K) are available at: www.proxyvote.com

2018 Proxy Statement Contents

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TransUnion

555 West Adams Street

Chicago, Illinois 60661

(312) 985-2000

www.transunion.com

PROXY STATEMENT

For the 2018 Annual Meeting of Stockholders

We are furnishing you this proxy statement in connection with the solicitation of proxies by our Board of Directors (or Board) to be voted at the 2018 Annual Meeting of Stockholders (Annual Meeting) of TransUnion, a Delaware corporation, sometimes referred to as the Company, we, us or our. The Annual Meeting will be held on Tuesday, May 8, 2018 at 12:00 p.m. Central Daylight Time at the offices of Latham & Watkins LLP, 330 North Wabash Avenue, Suite 2800, Chicago, Illinois 60611.

In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission (SEC), we are providing our stockholders access to our proxy materials and other Annual Meeting materials on the Internet. Accordingly, a Notice of Internet Availability of Proxy Materials (Notice) will be mailed to our stockholders on or about March 23, 2018, unless a stockholder has previously requested printed materials. Stockholders will have the ability to access the proxy materials and our 2017 Annual Report (which includes our 2017 Form 10-K) on a website referred to in the Notice or request a printed set of the proxy materials to be sent to them by following the instructions in the Notice. The Notice contains instructions on how you can vote on the Internet or by telephone. You will need the 16-digit control number provided on the Notice or your proxy card (if applicable) to vote.

The Notice also provides instructions on how to inform us to send future proxy materials to you electronically by e-mail or in printed form by mail. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail or mail will remain in effect until you terminate it.

ELECTION TO RECEIVE ELECTRONIC DELIVERY OF FUTURE ANNUAL MEETING MATERIALS.

You can expedite delivery and avoid costly mailings by confirming in advance your preference for electronic delivery. For further information on how to take advantage of this cost-saving service, please see page 8 of the proxy statement.

PROXY VOTING SUMMARY

This voting summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement and our 2017 Annual Report (which includes our 2017 Form 10-K) carefully before voting.

Annual Meeting of Stockholders

Time and Date:	Tuesday, May 8, 2018 at 12:00 p.m. Central Daylight Time

Place:	Latham & Watkins LLP 330 North Wabash Avenue, Suite 2800 Chicago, Illinois 60611

Record Date:	March 12, 2018

Voting:	Stockholders as of the record date are entitled to vote.
Vote by Internet at http://www.proxyvote.com
Vote by telephone at 1-800-690-6903
Vote by completing and returning your proxy card or voter instruction card
Vote in person during the Annual Meeting
We urge you to vote before the meeting.

Voting Matters Agenda Item	Board Vote Recommendation	Page Reference

1. Election of Directors The Board recommends the election of each of the director nominees as a Class III director for a 3-year term.	FOR each Director Nominee	23

2. Ratification of Appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm The Board is asking stockholders to ratify the selection of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for fiscal year 2018.	FOR	26

FORWARD-LOOKING STATEMENTS

This proxy statement contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of TransUnion’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those described in the forward-looking statements. Any statements made in this report that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include information concerning possible or assumed future results of operations, including descriptions of our business plans and strategies. These statements often include words such as “anticipate,” “expect,” “suggest,” “plan,” “believe,” “intend,” “estimate,” “target,” “project,” “should,” “could,” “would,” “may,” “will,” “forecast,” “outlook,” “potential,” “continues,” “seeks,” “predicts,” or the negatives of these words and other similar expressions.

Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that factors affecting our actual financial results could cause actual results to differ materially from those expressed in the forward-looking statements. Such risks and uncertainties include, among others, those discussed in Part I, Item 1A: Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2017, as well as in our consolidated financial statements, related notes, and the other financial information appearing elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2017, and our other filings with the Securities and Exchange Commission. We undertake no obligation to publicly release the result of any revisions to these forward-looking statements or to reflect the impact of events or circumstances that may arise after the date of this proxy statement.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q:	Where and when is the Annual Meeting?

A:	The Annual Meeting will be held on Tuesday, May 8, 2018 at 12:00 p.m. Central Daylight Time at the offices of Latham & Watkins LLP, 330 North Wabash Avenue, Suite 2800, Chicago, Illinois 60611.

Q:	Who is entitled to vote at the Annual Meeting?

A:	Only stockholders of record at the close of business on March 12, 2018, the record date for the Annual Meeting, are entitled to receive notice of, and to vote at, the Annual Meeting or any adjournments or postponements thereof. The record date is established by our Board. Stockholders are entitled to one vote for each share of our common stock that they owned as of the record date. On the record date, we had 183,878,470 shares of our common stock outstanding and entitled to vote at the Annual Meeting.

Q:	Do I need an admission ticket to attend the Annual Meeting?

A:	No. If your shares are held in the name of a bank, broker or other holder of record (also known as “street name”) and you wish to attend the Annual Meeting, to be admitted you must present proof of ownership as of the record date, such as the Notice or the voting instruction card that is sent to you or a current bank or brokerage account statement. We also may request appropriate identification such as a valid government-issued photo identification as a condition of admission to the Annual Meeting.
Q:	What is the difference between holding shares as a registered stockholder and as a beneficial owner or in “street name?”

A:	If your shares were registered directly in your name as of the record date with our transfer agent, American Stock Transfer & Trust Company, you are considered the “registered stockholder” of those shares. As a stockholder of record, we will mail the Notice, or if requested, copies of the proxy materials directly to you.

If your shares are held in a stock brokerage account or by a bank of other nominee (“street name”), you are considered the “beneficial owner” of the shares that are registered in street name. In this case, the Notice or, if requested, printed proxy materials and our 2017 Annual Report were forwarded to you by your broker, bank, or other nominee. As the beneficial owner, you have the right to direct your broker, bank, or other nominee how to vote your shares by following the voting instructions included in the materials. Please note that as a beneficial owner, you will not be able to vote your shares at the meeting unless you request and obtain a valid proxy from your broker, bank or other nominee.

Q:	What is a proxy?

A:	A proxy is your legal designation of another person, called a proxy holder, to vote the shares that you own. If you designate someone as your proxy holder in a written document, that document is called a proxy. We have designated John W. Blenke, Executive Vice President and Corporate General Counsel, and Michael J. Forde, Senior Vice President and Corporate Secretary, to act as proxy holders at the Annual Meeting as to all shares for which proxies are returned or voting instructions are provided by Internet or telephonic voting.

Q:	What routine matters will be voted on at the Annual Meeting?

A:	The ratification of the independent registered public accounting firm is a routine matter on which brokers may vote in their discretion on behalf of customers who have not provided voting instructions.

Q:	What non-routine matters will be voted on at the Annual Meeting?

A:	The election of directors is a non-routine matter on which brokers are not allowed to vote unless they have received voting instructions from their customers. Brokers who do not receive voting instructions will only be allowed to vote on the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2018.

Q:	Could other matters be decided at the Annual Meeting?

A:	We are not aware of any matters that will be considered at the Annual Meeting other than those described in this proxy statement. However, if any other matters properly arise at the Annual Meeting, the persons named in your proxy will vote in accordance with their best judgment.

Q:	How does the Board recommend that I vote?

A:	The Board recommends that you vote:

•	“FOR” the election of each of the two director nominees named in this proxy statement as a Class III director.

•	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2018.
Q:	What is the vote required for each proposal?

A:	For Proposal 1, Election of Directors, directors shall be elected by a plurality of the votes cast, meaning the two nominees receiving the most “FOR” votes will be elected as directors at the meeting. In the election of directors, you may vote “FOR” or “WITHHOLD” your vote with respect to each of the nominees. If you “WITHHOLD” authority to vote with respect to one or more director nominees, your shares will not have any effect on the election of directors. If you hold your shares in “street name” and do not give your broker specific voting instructions, your shares will not be voted and will not be counted in the election of the director nominees.

For Proposal 2, Ratification of Appointment of Independent Registered Public Accounting Firm, the proposal will be approved if more votes are cast “FOR” than are cast “AGAINST” the proposal. As Proposal 2 is advisory and non-binding, the Board will review the voting results on this proposal and take the results into account when making future decisions regarding this matter. Broker non-votes (described below) may be voted at the discretion of the broker or other nominee with respect to Proposal 2. Abstentions will have no effect on the outcome of Proposal 2.

Q:	What is a broker non-vote?

A:

The New York Stock Exchange (“NYSE”) permits brokers to vote their customers’ stock held in street name on routine matters when the brokers have not received voting instructions from their customers. NYSE does not, however, allow brokers to vote their customers’ stock held in street name on non-routine matters unless they have received voting instructions from their customers. In such cases, the uninstructed shares for which the broker is unable to vote are called “broker non-votes.” For purposes of determining the outcome of any proposal as to which the broker has physically indicated on the proxy that it does not have discretionary authority to vote, if allowed, these shares will be treated as not present and not entitled to vote with respect to that proposal, even though those shares are considered entitled to vote for quorum purposes.

Q:	What is the effect of an abstention?

A:	A stockholder who abstains on some or all matters is considered present for purposes of determining if a quorum is present at the Annual Meeting, but an abstention is not counted as a vote cast. An abstention has no effect on the vote on any proposal at the Annual Meeting.

Q:	What constitutes a quorum?

A:	A majority of the aggregate voting power of the common stock entitled to be voted at the Annual Meeting is a quorum, which is required for holding and transacting business at the Annual Meeting. The shares may be present in person or represented by proxy at the Annual Meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

Q:	Who is soliciting my vote?

A:	Our Board is soliciting your vote for the Annual Meeting.

Q:	How do I vote?

A:	Stockholders of record may attend and cast their votes at the Annual Meeting. You may also vote by any of the following methods (please vote as soon as possible):

Internet. Vote at http://www.proxyvote.com, the website for Internet voting. Follow the instructions on the Notice, or if you received a proxy card by mail, follow the instructions on the proxy card and you can confirm that your vote has been properly recorded. If you vote on the Internet, you can request electronic delivery of future proxy materials. Internet voting for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. (Eastern Daylight Time) on May 7, 2018.

Telephone. Vote by telephone by calling 1-800-690-6903. Follow the instructions on the Notice, or if you received a proxy card, by following the instructions on the proxy card. Easy-to-follow voice prompts allow you to vote your stock and confirm that your vote has been properly recorded. Telephone voting for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. (Eastern Daylight Time) on May 7, 2018.

Mail. If you received a proxy card by mail, vote by mail by completing, signing, dating and returning your proxy card in the pre-addressed, postage-paid envelope provided. If you vote by mail and your proxy card is returned unsigned, then your vote cannot be counted. If you vote by mail and the returned proxy card is signed without indicating how you want to vote, then your proxy will be voted as recommended by the Board. If mailed, your completed and signed proxy card must be received by May 7, 2018.

If you hold your TransUnion shares in a brokerage account, your ability to vote over the Internet or by telephone depends on your broker’s voting process. Please carefully follow the directions on your proxy card or the voter instruction card from your broker.

Voting by Internet, telephone or mail will not limit your right to vote at the Annual Meeting if you later decide to change your vote while attending the Annual Meeting. Even if you plan to attend the Annual Meeting, the Board recommends that you submit a proxy in advance via the Internet, by telephone or by mail.

Q:	Can I vote my stock by filling out and returning the Notice?

A:	No. The Notice will provide instructions on how to vote by Internet, by telephone, by requesting and returning a paper proxy card, or by submitting a ballot during the Annual Meeting.

Q:	If I vote by telephone or Internet and received a proxy card in the mail, do I need to return my proxy card?

A:	No.

Q:	Can I change my vote?

A:	Yes. You may revoke or change a proxy before the vote is taken at the Annual Meeting by:

•	giving notice of the revocation in writing to our Corporate Secretary at 555 West Adams Street, Chicago, Illinois 60661;

•	submitting another valid proxy by mail, telephone or over the Internet that is later dated and if mailed, is properly signed, or if submitted by telephone or over the Internet, is received by 11:59 p.m. (Eastern Daylight Time) on May 7, 2018; or

•	if you have instructed your broker or other nominee to vote your shares, by following the directions received from your broker or nominee to change those instructions.

Q:	Who will tabulate and certify the vote?

A:	Broadridge Financial Solutions, Inc., an independent third party, will tabulate and certify the vote, and will have a representative to act as the independent inspector of elections for the Annual Meeting.

Q:	Where can I find the voting results of the Annual Meeting?

A:	We will announce the preliminary voting results at the Annual Meeting and disclose the final voting results in a Current Report on Form 8-K filed with the SEC within four business days of the date of the Annual Meeting, unless only preliminary voting results are available at that time. If necessary, we will file an amended Current Report on Form 8-K to disclose the final voting results within four business days after the final voting results are known. You may access or obtain a copy of this report and other reports free of charge on our Investor Relations website, www.transunion.com/tru, on the Financials page, or by contacting our Investor Relations department at 312-985-2860. Also, the Form 8-K and other reports we file with the SEC are available to you over the Internet at the SEC’s website at http://www.sec.gov.

Q:	Why did I receive a Notice Regarding the Availability of Proxy Materials instead of printed proxy materials?

A:	Most stockholders received a Notice Regarding the Availability of Proxy Materials (Notice) instead of a full set of printed proxy materials. The Notice provides access to proxy materials in a fast and efficient manner via the Internet. This reduces the amount of paper necessary to produce these materials, as well as the costs associated with mailing these materials to stockholders. On or around March 23, 2018, we will begin mailing the Notice to certain stockholders of record as of the close of business on March 12, 2018, and we will post our proxy materials on the website referenced in the Notice. As more fully described in the Notice, stockholders may choose to access our proxy materials on the website or may request to receive a printed set of our proxy materials. The Notice and website provide information regarding how you may request to receive proxy materials in printed form by mail or electronically by e-mail for this meeting and on an ongoing basis. Stockholders who previously requested printed proxy materials or electronic materials on an ongoing basis received those materials in the format requested.

Q:	How can I access the proxy materials over the Internet?

A:	Your Notice or proxy card will contain instructions on how to view our proxy materials for the Annual Meeting on the Internet. Our proxy materials are also available on our Investor Relations website, www.transunion.com/tru, on the Financials page.

Q:	What does it mean if I receive more than one proxy card or Notice?

A:	If you receive more than one proxy card or Notice, your shares may be registered in more than one name or in different accounts. Please follow the instructions on each proxy card and/or Notice to ensure that all of your shares are voted.

Q:	Who pays for the proxy solicitation related to the Annual Meeting?

A:	We will bear the entire cost of this solicitation, including the preparation, assembly, printing, the mailing of the Notice and any mailing of this proxy statement, the proxy, and any additional information furnished to stockholders. In addition to using the mail, proxies may be solicited by directors, executive officers, and other employees of TransUnion, in person or by telephone. No additional compensation will be paid to our directors, executive officers, or other employees for these services. We have retained Georgeson LLC to assist us with the solicitation of proxies for an estimated fee of $8,500 plus expenses. We also will reimburse banks, nominees, fiduciaries, brokers and other custodians for their costs of sending the proxy materials to the beneficial owners of our common stock.

Q:	Can I choose to receive proxy statements and annual reports on the Internet instead of receiving them by mail?

A:	Yes. If you are a registered stockholder or beneficial owner, you can elect to receive future annual reports and proxy statements on the Internet only and not receive copies in the mail by following the instructions on your proxy card or voting instruction form. Your request for electronic transmission will remain in effect for all future annual reports and proxy statements, unless withdrawn.

CORPORATE GOVERNANCE AND RELATED MATTERS

General

Our Board of Directors directs the management of our business and affairs, as well as managing our business on behalf of our stockholders. The Board and management recognize that the interests of TransUnion are advanced by responsibly addressing the concerns of multiple constituencies, including employees, consumers, customers and the communities in which we operate. Our Corporate Governance Guidelines support the Board in its oversight role and in fulfilling its obligation to stockholders.

Our Corporate Governance Guidelines address, among other things:

•	the composition and responsibilities of the Board;
•	director independence and qualification standards;
•	Board meeting requirements;
•	management succession planning;
•	compensation of non-management directors; and
•	communications with Board members.

The Nominating and Corporate Governance Committee regularly reviews our Corporate Governance Guidelines and recommends modifications of these guidelines to the Board when appropriate, including when New York Stock Exchange (NYSE) and SEC regulations require changes.

You can find our Corporate Governance Guidelines on our Investor Relations website, www.transunion.com/tru, on the “Leadership and Governance” page.

Company Structure; Board Composition

TransUnion was formed by affiliates of Goldman, Sachs & Co. (“GS”) and Advent International Corporation (“Advent”) on February 15, 2012. On April 30, 2012, TransUnion Intermediate Holdings, Inc. was acquired by TransUnion and became our wholly-owned subsidiary, which we refer to as the “2012 Change in Control Transaction.” On June 30, 2015, we completed the initial public offering of 33,977,273 shares of our common stock (the “IPO”).

Our certificate of incorporation provides for a classified board of directors. We currently have three directors in Class I (Messrs. Awad, Mehta and Prozes), three directors in Class II (Messrs. Monahan and Mullin and Ms. Clark) and three directors in Class III (Messrs. Egan and Peck and Ms. Joseph).

Board Leadership Structure and Role of Board in Risk Oversight

Our Board of Directors is led by Mr. Mullin, our Non-Executive Chairman; we do not currently have a Lead Director. Although we do not have a policy on whether the role of Chairman and Chief Executive Officer should be separate or combined, currently, the Chief Executive Officer position is separate from our Chairman position. We believe that the separation of the Chairman and Chief Executive Officer positions is appropriate for us at this time.

The Board believes that this leadership structure is appropriate because it strikes an effective balance between management and independent director participation in the Board process. The Non-Executive Chairman role allows our President and Chief Executive Officer to focus on his management responsibilities in leading the business, setting our strategic direction and optimizing our performance and operations. At the same time, the Non-Executive Chairman can focus on Board leadership, provide guidance to the Chief Executive Officer, and focus on corporate governance and our overall business strategy. The Board believes that the separation of functions between the Chief Executive Officer and the Non-Executive Chairman of the Board provides independent leadership of the Board in the exercise of its oversight responsibilities, increases the accountability of the Chief Executive Officer and creates transparency into the relationship among executive management, the Board and our stockholders.

The Board of Directors has extensive involvement in the oversight of risk management related to us and our business and accomplishes this oversight through the regular reporting by the Audit and Compliance Committee. The Audit and Compliance Committee represents the Board by periodically reviewing our accounting, reporting and financial practices, including the integrity of our financial statements, the oversight of administrative, information security, and financial controls, and our compliance with legal and regulatory requirements. Through its regular meetings with management, including the finance, legal, compliance, information security and internal audit functions, the Audit and Compliance Committee reviews and discusses all significant areas of our business and summarizes for the Board of Directors all areas of risk and the appropriate mitigating factors. In addition, our Board receives periodic detailed operating performance reviews from management. Our Board and our Audit and Compliance Committee regularly meet with our Chief Information Security Officer to assess cybersecurity risks and to evaluate the status of our cybersecurity strategy and program, which includes an overview of how people, process and technology are deployed at TransUnion to protect consumers, customers, data and systems that are part of our business.

Background and Experience of Directors

When considering whether directors and nominees have the experience, qualifications, attributes and skills to enable our Board of Directors to satisfy its oversight responsibilities effectively in light of our business and structure, the Board focused primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies below. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business.

While the Board has not established mandatory minimum qualifications that a potential director nominee must possess, our Nominating and Corporate Governance Committee identifies candidates for the Board of Directors by taking into account all factors it considers appropriate, which may include ensuring that the Board, as a whole, is appropriately diverse and consists of individuals with various and relevant career experience. Our guidelines regarding director candidates do not prescribe specific standards for diversity, but the Nominating and Corporate Governance Committee considers diversity broadly to include differences of professional experience, viewpoint, individual characteristics, qualities and skills, resulting in naturally varying perspectives among the directors. Important individual qualifications for our directors include strength of character, mature judgment, familiarity with our business and industry, independence of thought and an ability to work collegially.

In identifying qualified candidates for our Board, our Nominating and Corporate Governance Committee reviews candidates’ existing commitments to other businesses and potential conflicts of interest with other pursuits. The Nominating and Corporate Governance Committee evaluates legal considerations, such as antitrust issues, corporate governance background, financial and accounting background, executive compensation background and the size, composition and combined expertise of the existing Board. Our Nominating and Corporate Governance Committee will consider director candidates from many sources, including stockholders. Stockholder recommendations must follow certain procedures under SEC rules and regulations and our bylaws. Any such recommendations must be in writing and delivered to the Nominating and Corporate Governance Committee at the following address: Corporate Secretary, 555 West Adams Street, Chicago, Illinois 60661. The Nominating and Corporate Governance Committee will evaluate all candidates for the Board in the same manner, including those candidates proposed by stockholders.

The Nominating and Corporate Governance Committee considers candidates with demonstrated skills or expertise in the following areas:

➢	Business or regulatory acumen
➢	Industry knowledge and experience

➢	Technical skills
➢	Relevant career experience
➢	Financial expertise
➢	Local or community ties

The specific experience and qualifications of each of our directors is described below. The age indicated for each director is as of March 15, 2018. Christopher Egan, who has served as a director since April 2012, will not stand for re-election at our Annual Meeting.

George M. Awad, 57	Director since November 2013
Founder and Principal, Gibraltar Capital Corporation

Qualification Highlights

•	Executive level experience in leading consumer financial services companies
•	Finance and accounting experience

George M. Awad created and is the principal of Gibraltar Capital Corporation, a wealth management and advisory firm providing investment and business advice to wealthy, internationally-based families. He is a highly accomplished executive with exceptional operating experience in running large, global businesses across the full suite of consumer financial services products, including senior leadership roles with GE Capital (1988-2006) and Citigroup, Inc. (2006-2011), with focus on domestic and global markets. Most recently, Mr. Awad served as CEO, Consumer Finance for Citigroup, with prior positions as CEO, North America Cards and CEO, Global Consumer Group EMEA. Mr. Awad acted as the interim CEO and Chairman of the Board for Walter Investment Management Corp. (now known as Ditech Holding Corporation) from June to September 2016 and has served on its board of directors since June 2016.

Mr. Awad holds a B.S. from the American University of Beirut and an M.B.A. from the University of Pittsburgh - Katz Graduate School of Business.

Suzanne P. Clark, 50	Director since June 2017
Senior Executive Vice President, U.S. Chamber of Commerce

Qualification Highlights

•	Significant executive experience
•	Finance experience

Suzanne P. Clark has served as Senior Executive Vice President of the U.S. Chamber of Commerce since January 2017, where she focuses on strategy, government relations and market innovation in support of the Chamber’s more than 3 million member companies internationally. Ms. Clark served as Executive Vice President of the U.S. Chamber of Commerce from September 2014 until January 2017. She was previously the Chief Executive Officer of Potomac Research Group from 2010 through September 2014. Prior to that, she held senior leadership roles with Atlantic Media Company (President of National Journal Group) and American Trucking Associations (Chief of Staff). She has served on the board of AGCO Corporation (NASDAQ:AGCO) since April 2017 and Ms. Clark serves on the boards of So Others Might Eat and St. Patrick’s Episcopal Day School. She is the former President of International Women’s Forum (Washington chapter) and has been honored by Washingtonian Magazine as one of the “100 most powerful women in Washington.”

Ms. Clark holds a B.A. and an M.B.A. from Georgetown University.

Pamela A. Joseph, 59	Director since September 2015
Former Vice Chairman of U.S. Bancorp Payment Services and Chairman of Elavon, Inc.

Qualification Highlights

•	Significant executive experience
•	Finance and accounting experience
•	Technology expertise

Pamela A. Joseph served as the President and Chief Operating Officer of TSYS from May 2016 until September 2017. Ms. Joseph was previously the Vice Chairman of U.S. Bancorp Payment Services and Chairman of Elavon (formerly NOVA Information Systems, Inc.), a wholly-owned subsidiary of U.S. Bancorp, a position she held from 2004 until June 2015. Ms. Joseph served on the Board of Directors of TSYS from May 2016 to September 2017 and on the Board of Directors of Paychex, Inc. from 2005 until March 2017, also serving as a member of the Audit and Executive Committees. Ms. Joseph served as a director of Centene Corporation from September 2007 to April 2016.

Ms. Joseph holds a B.S. from the University of Illinois at Urbana-Champaign.

Siddharth N. (Bobby) Mehta, 59	Director since April 2012
Former President and CEO, TransUnion

Qualification Highlights

•	Significant familiarity with our business and industry
•	Executive experience
•	Finance and accounting experience

Siddharth N. (Bobby) Mehta is the former President and Chief Executive Officer of TransUnion. He joined the Company in August 2007 and served as the President and Chief Executive Officer until December 31, 2012. From May 2007 through July 2007, he was a consultant to our Board of Directors. From 1998 through February 2007, he held a variety of positions with HSBC Finance Corporation and HSBC North America Holdings, Inc., including Chairman and Chief Executive Officer of HSBC Finance Corporation. He has served on the board of directors of The Allstate Corporation since 2014 and the board of Piramal Enterprises Limited since 2013. Mr. Mehta also serves on the boards of DataCard Group, The Chicago Public Education Fund, The Field Museum, the Myelin Repair Foundation, The Lab School and Avant, LLC.

Mr. Mehta holds a B.S. from London School of Economics and an M.B.A. from the University of Chicago.

Thomas L. Monahan, III, 51	Director since June 2017
Former CEO, CEB, Inc.

Qualification Highlights

•	Executive experience
•	Technology expertise
•	Extensive background in public company governance

Thomas L. Monahan, III served as Chairman and Chief Executive Officer of CEB, Inc. (formerly NYSE: CEB) until April 2017. CEB is a research and analytics firm which provides data and insights to help people work more effectively. In his 21 years at CEB, Mr. Monahan led significant global growth and digitization of product delivery. Mr. Monahan has served as a Managing Partner at Norton Street Capital since April 2017. Previously, he worked at Deloitte and Andersen Consulting. He is former member of the CEB board and has served as a member of the board of Convergys Corporation (NYSE:CVG) since 2008. Mr. Monahan is also currently a board member of the Peace Tech Lab and the Maret School.

Mr. Monahan holds a B.A. from Harvard University and an M.B.A. from New York University.

Leo F. Mullin, 75	Chairman of the Board since February 2015; Director since June 2012
Retired CEO of Delta Airlines

Qualification Highlights

•	Extensive experience in large, multinational corporations
•	Finance and accounting experience
•	Extensive background in public company governance

Leo F. Mullin served as a Senior Advisor, on a part-time basis, to Goldman Sachs Capital Partners (“GSCP”), including board service on companies in which GSCP has invested, from 2004 through September 2015. Mr. Mullin retired from Delta Airlines in April 2004, after having served as Chief Executive Officer of Delta since August 1997 and Chairman since January 2004. Mr. Mullin was Vice Chairman of Unicom Corporation and its principal subsidiary, Commonwealth Edison Company, from 1995 to 1997. He was an executive of First Chicago Corporation, the nation’s tenth largest bank, from 1981 to 1995, serving as that company’s President and Chief Operating Officer from 1993 to 1995, and as Chairman and Chief Executive Officer of American National Bank, a subsidiary of First Chicago Corporation, from 1991 to 1993. He has also served as a senior vice president at Conrail for five years, and as a consultant with McKinsey and Company for nine years, the last three years as a partner. Mr. Mullin previously served as director of Johnson & Johnson from 1999 to April 2015 and Educational Management Corporation from 2006 to 2015, and has served as a director of Chubb Limited since 2007.

Mr. Mullin holds an A.B. from Harvard College, an M.S. from Harvard Graduate School of Arts & Sciences and an M.B.A. from Harvard Business School.

James M. Peck, 54	Director since December 2012
President and Chief Executive Officer, TransUnion

Qualification Highlights

•	Extensive business and industry experience
•	Significant management experience
•	Technology expertise

James M. Peck joined the Company in December 2012 as President and Chief Executive Officer. Mr. Peck has more than 20 years of information management, global product development and engineering experience. He has led TransUnion through a transformation into a higher-growth, higher-margin business by setting and executing a strong strategy focused on enhancing the Company’s data, technology and analytics capabilities and achieving growth in key industry verticals and international markets. Prior to TransUnion, Mr. Peck was with Reed Elsevier, a FTSE 100 company, where he served as CEO of the LexisNexis Risk Solutions business from 2004-2012. Prior to 2004, Mr. Peck was the Senior Vice President and Chief Product Officer for the LexisNexis group. Previously, Mr. Peck was the Senior Vice President of Product Development with Celera Genomics, a bio-technology firm that sequenced the human genome. Prior to that, he spent a decade at LexisNexis in engineering and executive roles to manage and build information solutions. He also serves on the board of the Museum of Science and Industry, Chicago.

Mr. Peck holds a bachelor’s degree from the University of Dayton and an M.B.A. from The Ohio State University.

Andrew Prozes, 72	Director since January 2014
Executive Chairman, Scribestar

Qualification Highlights

•	Executive level experience in leading consumer financial services companies
•	Extensive business and industry experience
•	Extensive background in public company governance

Andrew Prozes has served as Executive Chairman of Scribestar Limited since 2012. He has served as a director of Cott Corporation since 2005 and currently chairs its Human Resources and Compensation Committee. He serves on the board of directors of Corporate Risk Holdings, Ethoca Limited and Synaptive Limited, and a number of other private for-profit and not-for-profit boards. Mr. Prozes served as the Chief Executive Officer of LexisNexis and on the board of directors of Reed Elsevier PLC from 2000 until December 2010. Prior to joining Reed Elsevier, Mr. Prozes served as Executive Vice President and Chief Operating Officer of West Group, part of the Thomson Reuters Corporation, from 1997 to 2000. From 1988 to 1996, he served as President of Southam’s City Newspapers and was responsible for thirteen daily newspapers and Southam’s business information. Mr. Prozes is a past Chairman of The U.S. Information Industry Association and has served on the boards of the Information Technology Association of Canada and the Canadian Newspaper Association. He is also a board member of the National Executive Services Corporation and a board trustee of Freedom House in Washington, D.C.

Mr. Prozes holds a B.A. from the University of Waterloo and an M.B.A. from York University.

Board Committees

The standing committees of our Board of Directors consist of an Audit and Compliance Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, and an Executive Committee. The Board has adopted written charters for each of its committees, which can be found on our Investor Relations website, www.transunion.com/tru, on the “Leadership and Governance” page. Listed below are the members of each of the four standing committees as of March 12, 2018.

AUDIT AND COMPLIANCE COMMITTEE(1) 2017 Meetings: 4 Pamela A. Joseph, Chair (I) George M. Awad (I) Suzanne P. Clark (I)

•   Assist our Board in overseeing and monitoring:

¡  the quality and integrity of our financial statements and our financial reporting and disclosure practices;

¡  our compliance with applicable legal and regulatory requirements;

¡  our independent registered public accounting firm’s qualifications and independence; and

¡  the performance of our internal audit function.

•   Retain our independent registered public accounting firm.

•   Pre-approve audit and non-audit services to be provided by our independent registered public accounting firm.

•   Consult with our independent and internal auditors regarding audits of our consolidated financial statements and the adequacy of our internal controls.

•   Prepare the audit committee report for our proxy statement.

•   Our Board has determined that each member of the Audit and Compliance Committee qualifies as an independent director under the NYSE corporate governance standards and the independence requirements of Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

•   Our Board has determined that each of Ms. Joseph and Mr. Awad qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K.

I = Independent

(1)	Effective on February 8, 2018, Ms. Clark was appointed to serve on the Audit and Compliance Committee and Mr. Mullin ceased to serve as a member of the Audit and Compliance Committee.

COMPENSATION COMMITTEE(1) 2017 Meetings: 6 Andrew Prozes, Chair (I) Thomas L. Monahan III (I) Leo F. Mullin (I)

•   Assist our Board of Directors in discharging its responsibilities relating to:

¡  setting our compensation program and compensation of our executive officers and directors;

¡  monitoring our incentive and equity-based compensation plans; and

¡  preparing the compensation committee report in our proxy statement.

•   Make annual compensation decisions for our executive officers, including adjustments to base salary, bonus, equity and equity-based incentives, and other benefits.

•   Make recommendations to the Board regarding compensation for non-management directors for their Board and committee service.

•   Review and discuss with management, at least annually, management’s assessment of whether risks arising from our compensation policies and practices for all employees, including non-executive officers, are reasonably likely to have a material adverse effect on the Company.

•   The Compensation Committee may delegate some or all of its authority to subcommittees when it deems appropriate.

•   Consult directly with our independent compensation consultant, Frederic W. Cook & Co., Inc., as needed, and with management to review and evaluate our compensation practices, which include both our executive and director compensation programs.

I = Independent

(1)	Effective on May 3, 2017, Mr. Mullin was appointed to serve as a member of the Compensation Committee. On June 12, 2017, Mr. Monahan was appointed as a member of the Compensation Committee in connection with his appointment to the Board. Effective on February 22, 2018, Mr. Sumit Rajpal ceased to serve as a member of the Compensation Committee.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE(1) 2017 Meetings: 2 Leo F. Mullin, Chair (I) Andrew Prozes (I)

•   Assist our Board of Directors in discharging its responsibilities relating to:

¡  identifying qualified individuals to become new Board members;

¡  reviewing the qualifications of incumbent directors to determine whether to recommend them for reelection, or recommending that the Board select the director nominees for our annual meeting of stockholders;

¡  identifying qualified Board members to fill vacancies on any Board committee and recommending that the Board appoint the identified member to the applicable committee;

¡  reviewing and recommending to the Board applicable corporate governance guidelines; and

¡  overseeing the annual self-evaluation of the Board and each Board committee, as well as overseeing management evaluations.

EXECUTIVE COMMITTEE(2) 2017 Meetings: None Leo F. Mullin, Chair (I) Pamela A. Joseph (I) James M. Peck Andrew Prozes (I)	• Exercise the powers and authority of the Board during the intervals between meetings of the full Board of Directors.

I = Independent

(1)	Effective on May 3, 2017, Mr. Prozes was appointed to serve as a member of the Nominating and Corporate Governance Committee and Messrs. Peck and Rajpal ceased to serve as members of the committee. On February 22, 2018, Mr. Egan ceased to serve as a member on the Nominating and Corporate Governance Committee.
(2)	On February 22, 2018, Ms. Joseph and Mr. Prozes were appointed to serve as members of the Executive Committee and Mr. Egan ceased to serve as a member of the Executive Committee. On March 8, 2018, Mr. Rajpal ceased to serve as a member of the Executive Committee.

Meetings and Meeting Attendance

During 2017, each of our directors attended at least 75% of the Board and Board committee meetings on which he or she served. Mr. Steven Tadler resigned from the Board, effective on May 2, 2017. During 2017, our Board of Directors met eight times. Directors are expected to attend our annual stockholders’ meeting. For our 2017 Annual Meeting of Stockholders, six of the eight members of our Board who were then-serving attended the meeting.

Director Independence

Our Board of Directors has affirmatively determined that Mses. Clark and Joseph and Messrs. Awad, Mehta, Monahan, Mullin and Prozes qualify as independent directors under the NYSE corporate governance standards. Messrs. Steven Tadler and Sumit Rajpal, who served as directors in 2017, were not deemed to be independent under the NYSE rules. In making these determinations, our Board considered various transactions and relationships between each director or director nominee, his or her immediate family, and our Company and its subsidiaries. The purpose of this review by our Board was to determine whether any such relationships or transactions were material and, therefore, inconsistent with a determination that the director is independent. As a result of its review of our nominees for director, the Board determined that Ms. Joseph is independent under NYSE rules. There are no family relationships between any of the nominees for director or between any nominee and any executive officer of our Company.

Communications with Directors

We have established a process for communications with directors. All interested parties (including our stockholders) who would like to communicate with, or otherwise make his or her concerns known directly to the chairperson of any of the Audit and Compliance, Nominating and Corporate Governance or Compensation Committees, or to the non-management or independent directors as a group, may do so by addressing such communications or concerns to the Corporate Secretary (Mick Forde, mforde@transunion.com), 555 West Adams Street, Chicago, Illinois 60661, who will forward such communications to the appropriate party. Such communications may be made confidentially or anonymously.

Code of Business Conduct

We have adopted a Code of Business Conduct that applies to all directors, officers and employees. You can find our Code of Business Conduct on our Investor Relations website, www.transunion.com/tru, on the “Leadership and Governance” page, and a copy of the Code of Business Conduct may also be obtained free of charge upon a request directed to TransUnion, 555 West Adams Street, Chicago, Illinois 60661, Attn: Corporate Secretary.

Related Person Transactions

Our Board of Directors has adopted a written Related Person Transaction Policy, which provides that any “Related Person Transaction” must be reviewed and approved or ratified in accordance with specified procedures. The term “Related Person Transaction” includes any transaction, arrangement or relationship, or series of similar transactions, arrangements or relationships, in which (1) the aggregate dollar amount involved exceeds $120,000 in any fiscal year, (2) the Company is, or is proposed to be, a participant, and (3) any person who is or was (since the beginning of the last fiscal year) a director, a nominee for director, an executive officer or a beneficial owner of more than five percent of any class of our voting securities, or a member of the immediate family of any such person, had, has or will have a direct or indirect interest (other than solely as a result of being a director or being less than a 10 percent beneficial owner of another entity).

Our policy requires each director, nominee and executive officer to notify the General Counsel in writing of any Related Person Transaction in which the director, nominee, executive officer or an immediate family member has or will have an interest and to provide specified details of the transaction. The General Counsel will deliver a copy of the notice to the Audit and Compliance Committee, who will then review the material facts of each proposed Related Person Transaction and approve, ratify or disapprove the transaction.

The vote of a majority of disinterested members of the Audit and Compliance Committee is required for the approval or ratification of any Related Person Transaction. The Audit and Compliance Committee may approve or ratify a Related Person Transaction if the Audit and Compliance Committee determines, in its business judgment, based on the review of all available information, that the transaction is fair and reasonable to the Company, that there is a business or corporate interest supporting the Related Person Transaction, and that the Related Person Transaction is in the best interests of the Company.

In making this determination, the Audit and Compliance Committee will consider, among other things:

•	the business or corporate purpose of the transaction;

•	whether the transaction is entered into on an arms-length basis and on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances;

•	whether the interest of the director, nominee, executive officer, beneficial owner or family member in the transaction is material;

•	whether the transaction would impair the independence of the director or executive officer;

•	whether the transaction would otherwise present an improper conflict of interest; and

•	whether the transaction would violate any law or regulation applicable to us or any provision of our Code of Business Conduct.

The policy also contains categories of pre-approved transactions that the Board has identified as not having a significant potential for an actual or potential conflict of interest or improper benefit.

In any case where the Audit and Compliance Committee determines not to approve or ratify a Related Person Transaction, the matter will be referred to the General Counsel for review and consultation regarding the appropriate disposition of such transaction, arrangement or relationship including, but not limited to, termination of the transaction or rescission or modification of the transaction in a manner that would permit it to be ratified and approved.

Amended and Restated Major Stockholders’ Agreement

On June 23, 2015, we entered into the Amended and Restated Major Stockholders’ Agreement with Advent-TransUnion Acquisition Limited Partnership (the “Advent Investor”) and investment funds affiliated with The Goldman Sachs Group, Inc. (collectively, the “GS Investors”). The Amended and Restated Major Stockholders’ Agreement provided that each of the Advent Investor and the GS Investors originally had the right to designate two directors to our Board of Directors, unless and until such investor transferred a specified percentage of its initial ownership interest in the Company, measured as of the date of our IPO. The Amended and Restated Major Stockholders’ Agreement provides that (a) if the investor transfers more than 75% of its initial ownership interest (measured as of the IPO), such investor may only designate one director and the second investor director designee must resign immediately and (b) if such investor transfers more than 90% of its initial ownership interest (measured as of the IPO), such investor’s director designee or designees, as the case may be, must resign immediately, and such investor would no longer have any right to designate any directors to our Board.

Following our secondary offering in May 2017, the Advent Investor fell below the threshold described in (a) above and as a result, one of its director designees, Steven M. Tadler, resigned from our Board of Directors. Pursuant to the terms of the Amended and Restated Major Stockholders’ Agreement, following our secondary offering in August 2017, the Advent Investor’s other director designee, Christopher Egan, would have been required to tender his resignation from our Board. However, our Board waived the requirement for Mr. Egan’s resignation. Mr. Egan will serve until his term expires at the Annual Meeting and will not stand for re-election at the Annual Meeting. Following our secondary offering in March 2018, the GS Investors fell below the threshold described in (b) above and as a result, their only remaining director designee, Sumit Rajpal, resigned from our Board of Directors, effective on March 8, 2018.

Registration Rights Agreement

We are parties to a registration rights agreement with certain affiliates of the GS Investors and the Advent Investor and certain members of management. The registration rights agreement provided the GS Investors and the Advent Investor an unlimited number of “demand” registrations, which required us to register shares of our common stock under the Securities Act of 1933, as amended (the “Securities Act”), held by the GS Investors and the Advent Investor and, if requested, to maintain an effective shelf-registration statement with respect to such shares. Because neither the GS Investors nor the Advent Investor hold any shares of our common stock, they no longer have the ability to initiate a “demand” registration.

Data and Data Services

In 2017, we entered into a series of transactions with affiliates of GS to license data and provide data services that we offer to all of our business customers. In connection with these transactions, we received aggregate fees of approximately $5.0 million in 2017. These transactions were approved by the Audit and Compliance Committee pursuant to our Related Person Transaction Policy.

Debt and Hedge Activities

As of December 31, 2017, interest accrued on our debt and hedge owed to related parties was less than $0.1 million. As of December 31, 2017, we owed approximately $57.1 million under our Term Loan A to affiliates of GS. As of December 31, 2017, we owed $12.0 million under our senior secured revolving line of credit to affiliates of GS. As of December 31, 2017, the GS proportion of the fair value of the cap was an asset of $2.4 million. For the year ended December 31, 2017, we paid affiliates of GS $6.4 million of interest expense and fees related to debt and hedge instruments.

Compensation Committee Interlocks and Insider Participation

Messrs. Prozes (Chair), Monahan, Mullin, Rajpal and Tadler were members of the Compensation Committee during 2017. None of these individuals is or has been an officer or employee of the Company or is serving or has served as a member of the compensation committee of another entity that has an executive officer serving on our Compensation Committee. None of our executive officers served as a director or on the Compensation Committee of another entity that had an executive officer serving as a director or on our Compensation Committee. We are parties to certain transactions with the GS Investors and the Advent Investor described above under “Related Person Transactions.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 12, 2018, by:

•	each person that is the beneficial owner of more than 5% of our outstanding common stock;

•	each member of our board of directors;

•	each of our “named executive officers” (as defined in “Compensation Discussion and Analysis” in this proxy statement); and

•	all of the members of our board of directors and our executive officers as a group.

The information below is based on a total of 183,878,470 shares of our common stock outstanding as of March 12, 2018.

To our knowledge, unless otherwise disclosed in the footnotes to this table, and subject to applicable community property laws, we believe that the persons named in the table have sole voting and investment power with respect to their beneficially owned common stock.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof, or has the right to acquire such powers within 60 days. Common stock subject to options that are currently exercisable or exercisable within 60 days of March 12, 2018, are deemed to be outstanding for calculating the percentage ownership of the person holding the options, but are not deemed outstanding for the purposes of calculating the percentage ownership of any other person. Unless otherwise indicated in the table or footnotes below, the address for each beneficial owner is c/o TransUnion, 555 West Adams Street, Chicago, Illinois 60661.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent of Common Stock Outstanding
5% or greater stockholders:
T. Rowe Price Associates, Inc.(1)	29,283,980	15.93%
Wellington Management Group LLP(2)	16,936,742	9.21%
The Vanguard Group(3)	14,235,408	7.74%
Lone Pine Capital LLC(4)	10,572,548	5.75%
Directors and Named Executive Officers:
George M. Awad(5)	40,466	*
Suzanne P. Clark	3,544	*
Christopher Egan	—	—
Pamela A. Joseph	20,976	*
Siddharth N. (Bobby) Mehta(6)	76,047	*
Thomas L. Monahan, III	3,544	*
Leo F. Mullin(7)	80,794	*
Andrew Prozes(8)	57,125	*
James M. Peck(9)	1,218,990	*
Todd M. Cello(10)	9,106	*
Christopher A. Cartwright(11)	219,638	*
David M. Neenan(12)	341,325	*
John T. Danaher (13)	4,318	*
Samuel A. Hamood (14)	40,187	*
All Directors and Executive Officers as a Group:
(Consisting of 15 persons)(15)	2,196,940	1.18%

 *Less than 1%.

(1)	Based solely on information obtained from a Schedule 13G filed by T. Rowe Price Associates, Inc. (“Price Associates”) with the SEC on February 14, 2018, reporting beneficial ownership obtained as of December 31, 2017. Price Associates has sole voting power over 8,785,972 shares of our common stock and sole dispositive power over 29,283,980 shares of our common stock. Price Associates’ business address is 100 East Pratt Street, Baltimore, MD 21202.
(2)	Based solely on information obtained from a Schedule 13G filed by Wellington Management Group LLP (“Wellington”) with the SEC on February 8, 2018, reporting beneficial ownership as of December 29, 2017. Wellington has indicated that it holds shares of our common stock together with certain of its subsidiaries. Wellington has shared voting power with respect to 12,469,455 of these shares and shared dispositive power with respect to 16,936,742 of these shares. Wellington’s business address is 280 Congress Street, Boston, MA 02210.
(3)	Based solely on information obtained from a Schedule 13G filed by The Vanguard Group (“Vanguard”) with the SEC on February 9, 2018, reporting beneficial ownership as of December 31, 2017. Vanguard has sole voting power over 119,257 shares, shared voting power over 33,419 shares, sole dispositive power over 14,094,032 shares and shared dispositive power over 141,376 shares. Vanguard’s business address is 100 Vanguard Blvd., Malvern, PA 19355.
(4)	Based solely on information obtained from a Schedule 13G filed by Lone Pine Capital LLC (“Lone Pine Capital”) and Stephen F. Mandel, Jr. (“Mr. Mandel”), the managing member of Lone Pine Managing Member LLC, which is the managing member of Lone Pine Capital, with the SEC on February 14, 2018, reporting beneficial ownership as of December 31, 2017. Lone Pine Capital and Mr. Mandel have shared voting and shared dispositive power over 10,572,548 shares. Lone Pine Capital’s and Mr. Mandel’s business address is Two Greenwich Plaza, Greenwich, CT 06830.
(5)	Represents 3,756 shares of common stock and options to purchase 36,710 shares of common stock, which are exercisable within 60 days.
(6)	Represents 33,389 shares of common stock and options to purchase 42,658 shares of common stock, which are exercisable within 60 days.
(7)	Represents 60,960 shares of common stock and options to purchase 19,834 shares of common stock, which are exercisable within 60 days.
(8)	Represents 22,577 shares of common stock and options to purchase 34,548 shares of common stock, which are exercisable within 60 days.
(9)	Represents 2,500 shares of common stock held by Mr. Peck, 307,380 shares of common stock held by Peckers Ventures, LLC, and options to purchase 909,110 shares of common stock, which are exercisable within 60 days.
(10)	Represents 8,106 shares of common stock and options to purchase 1,000 shares of common stock, which are exercisable within 60 days.
(11)	Represents options to purchase 219,638 shares of common stock, which are exercisable within 60 days.
(12)	Represents 61,775 shares held by Harrow Neenan LLC and options to purchase 279,550 shares of common stock, which are exercisable within 60 days.
(13)	Represents options to purchase 4,318 shares of common stock, which are exercisable within 60 days.
(14)	Represents shares of common stock held by the Samuel Allen Hamood Revocable Trust and is based solely on information obtained from a Form 4 filed by Mr. Hamood with the SEC on September 18, 2017, and adjusted to reflect the forfeiture of 58,781 restricted stock units in connection with his resignation from the Company on August 18, 2017. Mr. Hamood is the former Executive Vice President and Chief Financial Officer of the Company.
(15)	Represents 549,239 shares of common stock held by our directors and executive officers and options to purchase 1,647,701 shares of common stock, which are exercisable within 60 days.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act and the rules of the SEC require our directors, executive officers and persons who own more than 10% of our common stock to file reports of their ownership and changes in ownership of our common stock with the SEC. As a practical matter, we assist our directors and officers by monitoring transactions and completing and filing Section 16 reports on their behalf. Based solely on our review of the reports filed during 2017 and related written representations, we determined that no director, executive officer, or beneficial owner of more than 10% of our common stock failed to file a report on a timely basis during 2017, except for late Form 4 filings filed by the Company on behalf of George M. Awad, John W. Blenke, Siddharth N. (Bobby) Mehta and David M. Neenan to report the sale of shares of our common stock as part of a secondary offering completed on August 4, 2017.

PROPOSAL 1: ELECTION OF DIRECTORS

Upon the recommendation of the Nominating and Corporate Governance Committee, our Board has nominated the two people named below for election as Class III directors at our Annual Meeting. Mr. Egan, also a Class III director, will not stand for re-election at the Annual Meeting. Each of the nominees for director has agreed to be named in this proxy statement and to serve as a director if elected. Each nominee, if elected, will serve as a director until our 2021 Annual Meeting of Stockholders and until his or her successor has been elected and qualified, or until his or her earlier death, resignation or removal.

Nominees:

Pamela A. Joseph

James M. Peck

Directors will be elected by a plurality of the votes of the shares of our common stock present in person or represented by proxy at the 2018 Annual Meeting of Stockholders and entitled to vote on the election of directors, which means that the two nominees receiving the highest number of affirmative votes will be elected. Proxies cannot be voted for a greater number than the two nominees named in this proxy statement. Unless instructions to the contrary are given, all properly delivered proxies will be voted for the election of these two nominees as directors.

In the event that any nominee for any reason is unable to serve, or for good cause will not serve, the proxies will be voted for such substitute nominee as our Board may determine. We are not aware of any nominee who will be unable to serve, or for good cause will not serve, as a director.

The relevant experiences, qualifications, attributes or skills of each nominee that led our Board to recommend the above persons as a nominee for director are described in the section entitled “Background and Experience of Directors.”

The Board of Directors recommends a vote “FOR” each of the foregoing nominees to serve as a Class III director.

Director Compensation

The following tables discuss the compensation earned by our directors in 2017 who are not employed by TransUnion, or the GS Investors, the Advent Investor, or any of their respective affiliates (each, an “unaffiliated director”). The unaffiliated directors are Messrs. Awad, Mehta, Monahan, Mullin and Prozes and Mses. Clark and Joseph. Messrs. Egan, Tadler and Rajpal were not considered unaffiliated directors during 2017 because of their relationships with the Advent Investor and the GS Investors, which held significant interests in TransUnion during 2017, and, accordingly, they did not receive any compensation for their service on the Board in 2017. Mr. Peck, our President and Chief Executive Officer, is not included in the table below because he does not receive any additional compensation for his service on the Board of Directors. Mr. Peck’s 2017 compensation is presented in the Summary Compensation Table found on page 45.

In 2017, unaffiliated directors were eligible for annualized compensation amounts described below and paid on a quarterly basis for service on our Board of Directors and Committees:

Board of Directors Annual Retainer	$85,000
Board Chair Fee	$100,000
Audit and Compliance Committee Chair Fee	$30,000
Compensation Committee Chair Fee	$25,000
Nominating and Corporate Governance Committee Chair Fee	$20,000
Committee Member Fees	$10,000

In addition, in 2017, our unaffiliated directors received restricted stock grants with a target grant value of $150,000 under our 2015 Omnibus Incentive Plan, which vest on the one-year anniversary of the grant date.

The total compensation paid to our unaffiliated directors in 2017 is shown in the table below. The annual retainer and applicable fees are prorated for Ms. Clark and Mr. Monahan, who were appointed to our Board of Directors on June 12, 2017.

Stock Ownership Requirements

We maintain a formal stock ownership policy requiring all unaffiliated directors to hold TransUnion common stock, which includes unvested restricted stock, in an amount equal to five times the annual Board retainer. To attain the desired multiple, each director must retain 75% of the after-tax value of his or her shares received pursuant to any equity grant after January 1, 2016, until such multiple is achieved. Each director has five years from the date of his or her appointment to comply.

All applicable directors met their stock ownership requirements as of December 31, 2017, except for Ms. Clark and Mr. Monahan, who have five years from the date of their appointment on June 12, 2017 to attain the required ownership.

Non-Employee Director Compensation Table – 2017

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Total ($)
George M. Awad(2)	95,000	149,977	244,977
Suzanne P. Clark	42,500	149,982	192,482
Pamela A. Joseph	125,000	149,977	274,977
Siddharth N. (Bobby) Mehta(2)	85,000	149,977	234,977
Thomas L. Monahan	47,500	149,982	197,482
Leo F. Mullin(2)	215,000	149,977	364,977
Andrew Prozes(2)	120,000	149,977	269,977

(1)	The amounts shown in this column represent the full grant date fair value of the restricted stock grant in 2017 as computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. Assumptions used in the calculation of these amounts are included in Note 14, “Stock-Based Compensation,” of the consolidated financial statements contained in our 2017 Form 10-K. Messrs. Awad, Mehta, Mullin and Prozes and Ms. Joseph each received a grant of 3,756 shares of restricted stock under our 2015 Omnibus Incentive Plan on May 3, 2017. Ms. Clark and Mr. Monahan each received a grant of 3,544 shares of restricted stock under our 2015 Omnibus Incentive Plan on June 12, 2017 in connection with their appointment to the Board. These are the only outstanding restricted stock grants for each director.
(2)	Mr. Awad has 34,551 vested and exercisable stock options and 8,638 unvested stock options with an exercise price of $8.57 that vest as follows: 2,159 stock options vest on March 31, 2018; 2,160 stock options vest on June 30, 2018; 2,159 stock options vest on September 30, 2018; and 2,160 stock options vest on December 31, 2018. Mr. Mehta has 42,658 vested and exercisable stock options with an exercise price of $4.99. Mr. Mullin has 18,181 vested and exercisable stock options and 14,877 unvested stock options with an exercise price of $13.06 and 1,653 stock options vest on the last day of each calendar year quarter ending on March 31, 2020. Mr. Prozes has 32,389 vested and exercisable stock options and 10,797 unvested stock options with an exercise price of $8.57 that vest as follows: 2,159 stock options vest on March 31, 2018; 2,160 stock options vest on June 30, 2018; 2,159 stock options vest on September 30, 2018; 2,159 stock options vest on December 31, 2018; and 2,160 stock options vest on March 31, 2019.

Business Expenses

The independent directors are reimbursed for their business expenses related to their attendance at our meetings, including room, meals and transportation to and from Board and committee meetings. On rare occasions, a director’s spouse may accompany a director when traveling on TransUnion business.

Director and Officer Liability (or D&O) Insurance

D&O insurance insures our individual directors and officers against certain losses that they are legally required to bear as a result of their actions while performing duties on our behalf. Our D&O insurance policy does not break out the premium for directors versus officers and, therefore, a dollar amount cannot be assigned to the coverage provided for individual directors.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit and Compliance Committee of our Board has appointed the independent registered public accounting firm of Ernst & Young LLP to audit our consolidated financial statements for the year ending December 31, 2018. Ernst & Young LLP has been engaged as our independent registered public accounting firm since our formation in 2012. We are not required under SEC regulations to submit this proposal. However, the Board believes it is appropriate and a good corporate governance practice to do so.

The ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2018 will be determined by the vote of a majority of the voting power of the shares present or represented at the 2018 Annual Meeting of Stockholders and voting affirmatively or negatively on the proposal. Unless instructions to the contrary are given, all properly delivered proxies will be voted “FOR” ratification.

If the appointment is not ratified by the stockholders, the Audit and Compliance Committee will consider the appointment of a different independent registered public accounting firm.

A representative of Ernst & Young is expected to be present at the Annual Meeting, will be offered the opportunity to make a statement if the representative desires to do so and will be available to respond to appropriate questions.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2018.

Audit and Related Fees

The following table sets forth the aggregate fees paid to Ernst & Young, our principal accountant, for the years ended December 31, 2017 and 2016:

Category (in millions)	2017	2016
Audit fees	$3.8	$3.0
Audit-related fees	0.1	0.1
Tax fees	0.2	0.1
All other fees	—	—

Total	$4.1	$3.2

All audit and non-audit services provided by our principal accountant, or any other independent registered public accounting firm, must be approved by the Audit and Compliance Committee of our Board of Directors. For engagements expected to generate fees of $50,000 or less, audit and non-audit services by an independent registered public accounting firm can be approved by the Chairman of the Audit and Compliance Committee. Audit-related fees include fees paid for due diligence related to mergers and acquisitions, the review of controls and security of our information systems and agreed upon procedures. Tax fees include fees related to the analysis of various domestic and international tax restructuring matters. All of the fees paid to our principal accountant in 2017 and 2016 were pre-approved by our Audit and Compliance Committee.

Audit and Compliance Committee Report

The Audit and Compliance Committee of our Board of Directors currently consists of the directors whose names appear below, other than Mr. Mullin who ceased to be a member of the committee as of February 8, 2018. Each member of the Audit and Compliance Committee is “independent” and meets the financial literacy requirements of NYSE’s listing standards. The primary purposes of the Audit and Compliance Committee are to assist the Board in monitoring:

•	the integrity of TransUnion’s financial statements and financial reporting processes and systems of internal control;

•	the qualifications and independence of TransUnion’s independent registered public accounting firm;

•	the performance of TransUnion’s internal audit function and independent registered public accounting firm; and

•	TransUnion’s compliance with legal and regulatory requirements.

The Audit and Compliance Committee is responsible for appointing, retaining and terminating our independent registered public accounting firm and also performs the specific functions set forth in its charter, which is available on our website.

The Audit and Compliance Committee has reviewed and discussed with TransUnion’s management and Ernst & Young LLP, TransUnion’s independent registered public accounting firm, the audited financial statements of TransUnion included in its Annual Report on Form 10-K for the year ended December 31, 2017.

The Audit and Compliance Committee has discussed with TransUnion’s independent registered public accounting firm all communications required by the auditing standards of the Public Company Accounting Oversight Board (PCAOB), including those required by the PCAOB’s Auditing Standard No. 1301, “Communications with Audit Committees.” The Audit and Compliance Committee also has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit and Compliance Committee concerning independence, and has discussed with Ernst & Young LLP such independent registered public accounting firm’s independence. The Audit and Compliance Committee also has considered whether the provision of non-audit services to TransUnion by Ernst & Young LLP is compatible with maintaining their independence.

Based on the review and discussions referred to above, the Audit and Compliance Committee recommended to our Board of Directors that the audited financial statements be included in TransUnion’s Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC.

This report is submitted on behalf of the Audit and Compliance Committee.

Pamela A. Joseph, Chair

George M. Awad

Suzanne P. Clark

Leo F. Mullin (Member until February 8, 2018)

The foregoing Audit and Compliance Committee Report is not soliciting material, is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

COMPENSATION DISCUSSION AND ANALYSIS

The information contained in this “Compensation Discussion and Analysis” (“CD&A”) describes the material elements of compensation paid or awarded to our principal executive officer, principal financial officer, former principal financial officer, and the other three most highly compensated executive officers (collectively, our “named executive officers” or “NEOs”) for the twelve months ended December 31, 2017.

For 2017, our named executive officers are:

•	Mr. James M. Peck—President and Chief Executive Officer (the “CEO”);

•	Mr. Todd M. Cello—Executive Vice President and Chief Financial Officer (the “CFO”)(1);

•	Mr. Samuel A. Hamood—Former Executive Vice President and Chief Financial Officer (the “Former CFO”)(1);

•	Mr. Christopher A. Cartwright—Executive Vice President, U.S. Information Services (“USIS”);

•	Mr. David M. Neenan—Executive Vice President, International; and

•	Mr. John T. Danaher—Executive Vice President, Consumer Interactive.

(1)	On July 21, 2017, Mr. Cello was appointed Executive Vice President and Chief Financial Officer, effective August 18, 2017, following Mr. Hamood’s voluntary resignation.

In the Executive Summary section of this CD&A, we highlight our 2017:

•	Business results;

•	Annual Incentive Plan performance; and

•	Executive compensation program actions, results and changes.

In the remainder of this CD&A, we describe:

•	How our executive compensation philosophy and governance practices align with stockholders and reflect best practices, particularly by discouraging and mitigating against excessive risk taking (see page 31);

•	The role of the Compensation Committee, management and compensation consultant in compensation decisions (see page 33);

•	An overview of our CEO’s 2017 target compensation mix (see page 33);

•	Key executive compensation components (see page 35);

•	Our market analysis and benchmarking (see page 36); and

•	Our 2017 executive compensation program (see page 36).

Executive Summary

2017 Business Results

Information is a powerful thing and at TransUnion we believe in using Information for Good. We find innovative ways to leverage data and information to help consumers and businesses make smarter decisions. The right information—analyzed by experienced people—can help all of us learn from the past, navigate the present and predict the future.

We operate with the belief that information can help advance industry, facilitate commerce and ultimately increase the standard of living for consumers around the world. Because when businesses and consumers have access to more complete and multidimensional information, they can make more informed decisions and achieve great things.

For 2017, we delivered another year of excellent financial performance with double-digit revenue and Adjusted EBITDA growth as well as a significant increase in net income and continued margin expansion, as compared to the full year of 2016, which is summarized as follows:

•   Consolidated revenue of $1,934 million, an increase of 13% (13% on a constant currency basis)

•   Consolidated Adjusted EBITDA of $748 million, an increase of 17% (17% on a constant currency basis)

•   Consolidated net income of $441 million compared with $121 million

•   Adjusted EBITDA margin expansion of approximately 135 basis points

This strong performance was broad-based and the result of management executing on our growth strategy, which is driven by our core business, new solutions, and faster growing verticals and geographies. Additionally, we are enabling further investment in strategic growth initiatives that should continue to drive diversified top-line growth and strengthen our competitive position globally.

Adjusted EBITDA is a non-GAAP financial measure that we use as a supplemental measure of our operating performance. For a more detailed explanation of how we calculate this non-GAAP measure, please refer to our Annual Report on Form 10-K, under the heading “Results of Operations—Twelve Months Ended December 31, 2017, 2016 and 2015.” Constant currency percentage changes assume that foreign currency exchange rates are consistent between years. This allows financial results to be evaluated without the impact of fluctuations in foreign currency exchange rates.

2017 Annual Incentive Plan Performance

The following highlights the corporate financial performance results for our 2017 annual incentive and our CEO’s overall weighted payout for the applicable financial objectives. Our 2017 annual incentive is discussed in greater detail beginning on page 37 in the section titled “2017 Executive Compensation Program— Annual Incentive Plan.” Overall, our Defined Corporate Adjusted EBITDA was $740.8 million resulting in a payout of 187% and our Defined Corporate Revenue was $1,917.1 million resulting in a payout of 160%. For our CEO’s 2017 annual incentive, the Defined Corporate Adjusted EBITDA has a 50% weighting and Defined Corporate Revenue has a 20% weighting resulting in an overall weighted payout of 179% for the applicable financial objectives.

2017 Executive Compensation Program Actions, Results and Changes

We took the following actions with respect to our NEOs and executive compensation program in 2017:

•   Mr. Neenan received a base salary increase in recognition of the complexity of his role and continued business growth, Mr. Cello received a base salary increase commensurate with his CFO appointment and Mr. Danaher received a base salary increase to reflect his additional responsibilities (see page 37).

•   No changes were made to target annual incentive opportunities, except for Mr. Cello, who received a target annual incentive increase commensurate with his CFO appointment (see page 37).

•   Actual 2017 annual incentive payouts ranged from 143% to 170% of target award opportunities based on strong Company, business unit and individual performance (see page 39).

•   Revised the performance component weightings of our performance share units (“PSUs”) granted to our NEOs in 2017 to place a higher emphasis on relative total stockholder return (see page 41).

Executive Compensation Philosophy and Governance Practices Align with Stockholders and Reflect Best Practices, Discouraging and Mitigating Excessive Risk Taking

What We Do	What We Don’t Do

➢  Emphasize Company performance. 86% of our CEO’s target compensation and 75% of our other NEOs’ target compensation is “at-risk” based on Company and share price performance.

➢  Align with stockholders. 70% of our CEO’s target compensation and 51% of our other NEOs’ target compensation is based on long-term incentives aligned with stockholders.

➢  Incent both short- and long-term performance. Our long-term incentives have a three-year vesting or performance period complementing the one-year performance period for our annual incentive.

➢  Offer a limited number of perquisites. We offer a limited number of perquisites.

➢  Require significant stock ownership for our executives. Our executives are subject to certain stock ownership requirements.

➢  Compensation Committee advised by an independent compensation consultant. The independent consultant does not provide services to the Company other than advising the Compensation Committee.

➢  Anti-hedging and pledging stock policies for our officers and directors.

➢  LTI grants contain a clawback provision. We can recoup long-term incentive compensation upon certain financial restatements.

➢  Pay severance or vest PSUs/ RSUs upon a “double trigger” in the event of a change in control. Our “double trigger” requires both a change in control and termination of employment either involuntarily without cause or voluntarily for good reason.

➢  Provide NEOs with tax gross-ups in the event of a change in control. Taxes are our NEOs’ responsibility.

➢  No re-pricing of underwater stock options. We do not re-price outstanding stock options, whether vested or unvested.

➢  Provide enhanced benefit plans for our NEOs. Our NEOs generally participate in the same retirement, health and welfare plans broadly available to all U.S. salaried employees. Additionally, there are no lifetime benefits for former or retired executives.

Executive Compensation Philosophy & Practices

Our executive compensation program is based on a philosophy that aligns the interests of our executives and stockholders. The following are key components of our compensation philosophy, which are used to guide the Compensation Committee in making compensation decisions. These components are evaluated to confirm the appropriateness of each objective in light of the overall corporate strategy and market practices.

•	Attract, motivate and retain highly experienced executives who are vital to our short- and long-term success, profitability and growth;

•	Align the focus of our executives with the interest of our stockholders by rewarding executives for the achievement of strategic goals that successfully drive our strategy, operations and business performance and, thereby, enhance stockholder value;

•	Differentiate rewards based on actual individual performance while also rewarding executives for our overall results; and

•	Discourage unnecessary and excessive risk-taking.

In support of this philosophy, the Compensation Committee:

•	Reviews and approves corporate goals and objectives for our CEO;

•	Evaluates the performance of our CEO in light of such goals and objectives and approves the annual salary, annual cash incentive, equity-based incentives and other benefits provided to the CEO and other executive officers;

•	Reviews and recommends to the full Board of Directors new executive compensation programs, including equity-based compensation plans;

•	Periodically reviews the operation of our executive compensation programs as well as the administration of such programs to determine whether they are achieving their intended purpose(s);

•	Requires our executives establish and maintain significant stock ownership in the Company;

•	Engages an independent compensation consultant to solely advise the Compensation Committee as to the competitiveness of our program and incentives being provided to our CEO and the other executives; and

•	Places a significant portion of each executive’s compensation at risk, contingent upon meeting measurable and meaningful performance goals.

Most Recent Say-on-Pay Voting Results

At our 2016 Annual Meeting of Stockholders, the stockholders approved, on a non-binding advisory basis, holding a non-binding advisory vote to approve the executive compensation of the NEOs every three years (the “Say-on-Pay vote”). Our most recent Say-on-Pay vote was held at our 2016 Annual Meeting of Stockholders, and received greater than 99% support. We believe this strong Say-on-Pay vote outcome shows support for the program and no changes have been made to the current program design as a result of the most recent Say-on-Pay vote.

Role of Compensation Committee, Management and Compensation Consultant in Compensation Decisions

Pursuant to its charter, the Compensation Committee is responsible for overseeing our executive compensation program, developing and reviewing our executive compensation philosophy, and approving decisions regarding executive compensation.

The Compensation Committee is ultimately responsible for making the compensation decisions with respect to our CEO and creating appropriate programs for the CEO and the other NEOs. The Compensation Committee seeks and considers input from senior management and an independent compensation consultant in connection with its duties. In 2017, the Compensation Committee engaged Frederic W. Cook & Co., Inc. (“FW Cook”) as a consultant on executive compensation matters.

FW Cook’s engagement includes reviewing and advising on executive compensation matters principally related to the CEO, the executive officers, our senior executives and outside directors. For 2017, FW Cook assisted the Compensation Committee by (a) recommending a comparator group for benchmarking purposes and (b) providing comparator group data on compensation levels and design, including an analysis of target total compensation (base salary, annual cash incentives and long-term incentive awards). FW Cook also assisted the Compensation Committee in reviewing general market practices and management compensation proposals.

FW Cook performs services solely on behalf of the Compensation Committee and does not provide any other services to us. The Compensation Committee assessed the independence of FW Cook and concluded no conflicts of interest exist that would prevent FW Cook from independently representing the Compensation Committee.

Executive management regularly participates in the compensation decision-making process in the following specific respects:

•	The CEO reports to the Compensation Committee his performance evaluation of our senior executives, including the NEOs (other than himself). Together with the Executive Vice President, Human Resources, the CEO recommends compensation decisions for these individuals, including base salary levels, the mix of incentive awards and performance objectives;

•	The CEO develops recommended performance objectives and targets for our incentive compensation programs; and

•	The CEO and the Executive Vice President, Human Resources recommend long-term incentive grants for executive officers, other than the CEO, for approval by the Compensation Committee.

Overview of CEO’s 2017 Target Compensation Mix

We have consistently outperformed under our CEO’s leadership and are positioned for continued growth and diversification in all areas of the business. As with all NEOs, the Compensation Committee reviews the CEO’s compensation on an annual basis. In performing this exercise, the Compensation Committee evaluates all elements of target total compensation against a pre-determined group of companies (as described below in the section titled “Market Analysis and Benchmarking”). As noted in the following section, there is a significant emphasis on performance-based components of compensation. For additional detail on each compensation component, please see the sections below titled “Base Salary,” “Annual Incentive Plan” and “Long-Term Incentive Plan” under “2017 Executive Compensation Program.”

Target Compensation Mix

There is a significant emphasis on the elements that comprise performance-based pay (annual and long-term incentive awards). As illustrated in the following charts, a significant percentage of our CEO’s and all other NEOs’ target total compensation is linked to Company performance and aligned with stockholders (i.e., target annual incentive, restricted stock units (“RSUs”) and PSUs) and considered “at-risk”: 86% for the CEO and 75% for our other NEOs.

(1)	Percentages are calculated using 2017 annual base salary, target annual incentive and target grant value for RSUs and PSUs. Due to his voluntary resignation, our Former CFO is excluded from the All Other NEOs illustration.

Key Executive Compensation Components

The key components of our executive compensation program for NEOs are base salary, annual incentive, employee benefits (health, welfare, retirement and perquisites) and long-term incentive (“LTI”) awards, which consist of time-based vested RSUs and PSUs subject to a three-year performance period.

These elements are illustrated in greater detail below:

Component		Description	Purpose
Fixed	Base Salary	• Ongoing cash compensation based on the NEO’s role, responsibilities, market data and individual performance	• Designed to attract and retain experienced executives • Recognizes individual experiences, skills, and sustained performance
	Benefits (health, welfare and retirement)	• Medical, dental, qualified and non-qualified retirement plan	• Same benefits generally available to U.S. employees
	Perquisites	• Reimbursement for financial and tax planning services and annual medical examinations	• Support personal financial planning needs • Ensure personal well-being
At-Risk	Annual Incentive	• Actual pay varies between 0% and 200% of target • Uses predominantly financial objectives, including financial goals linked to a business unit where relevant, as well as non-financial objectives	• Incentivizes and drives the accomplishment of financial and individual strategic goals
	Restricted Stock Units	• Represents 50% of target annual LTI grant value • Vest 100% on the third anniversary of the grant date provided NEO remains continuously employed	• Aligns NEOs and stockholders • Encourages retention through cliff vesting
Performance Share Units

•  Represents 50% of target annual LTI grant value

•  Actual awarded shares varies between 0% and 200% of target

•  Performance components include 3-year cumulative compound annual growth rate (“CAGR”) for Adjusted EBITDA and revenue and relative total stockholder return

•  Vest 100% following three-year performance period based on actual Company performance

• Aligns NEOs to long-term financial and share price performance • Aligns pay and performance by linking number of shares to financial and market performance

Market Analysis and Benchmarking

As described below, we use various tools and methods, including benchmarking, to evaluate whether each NEO’s level of pay is appropriate. For 2017, the benchmarking process for all of our NEOs is described below.

Benchmarking

The Compensation Committee benchmarks against the 50th percentile for each pay component (i.e., base salary, target annual incentive and target LTI grants) to guide our compensation objectives. We utilize the 50th percentile as a point of reference and not necessarily the definitive compensation level. Consequently, our NEOs’ compensation may be positioned at a level less than or greater than the 50th percentile based on time in position, experience and competitive pay objectives, as well as other factors.

Comparator Group

In addition to general industry data, the following 23-company comparator group was approved by the Compensation Committee (the “Custom Comparator Group”) in 2016 to be used in reviewing and benchmarking the various 2017 pay components. The focus of these organizations includes managing data, providing technology solutions, providing consulting services or specialized information delivery and processing. Additionally, these are comparable-sized companies, selected to be representative of the business services, technology and financial services sectors in which we compete and participate directly or indirectly for business and, in some cases, executive talent.

Acxiom Corporation	Equifax, Inc.	On Assignment, Inc.
Cardtronics, Inc.	Experian Group Limited	Paychex, Inc.
Convergys Corporation	Fair Issac Corporation	Solera, Inc.
CoreLogic, Inc.	FactSet Research Systems	TeleTech Holdings, Inc.
CoStar Group Inc.	Global Payments, Inc.	Total System Services, Inc.
Deluxe Corporation	IHS, Inc.	Vantiv Inc.
DST Systems, Inc.	MSCI Inc.	Verisk Analytics, Inc.
The Dun & Bradstreet Corporation	Moody’s Corporation

In determining an appropriate comparator group, we evaluated a number of factors including net revenue, operating income, total assets, total equity, total employees and market capitalization. Weighing each component equally, our composite percentile ranking was 46% — close to the median of the group. While not receiving a greater weight than any other factor, the median annual net revenue of the Custom Comparator Group at the time of benchmarking was approximately $2.0 billion, compared with our 2017 revenues of $1.9 billion.

2017 Executive Compensation Program

Base Salary

Each NEO receives an annual base salary to compensate for services rendered in the NEO’s position during the year. The Compensation Committee annually evaluates the performance of the CEO and determines his base salary in light of his goals and objectives and individual performance. The Compensation Committee also at least annually reviews each other NEO’s base salary based on a recommendation from the CEO, with input from our Executive Vice President, Human Resources, and adjusts the NEO’s base salary where appropriate. In general, the CEO recommends a base salary increase for the other NEOs when supported by additional responsibilities, strong individual performance or changes in competitive market data. Except as otherwise described below, our NEOs did not receive a base salary increase in 2017.

In January 2017, as part of the annual compensation review process, Mr. Neenan received a $50,000 base salary increase in recognition of the complexity of his role, continued growth of the International segment and consistent high level of individual performance. Following the increase, Mr. Neenan’s annualized base salary is $500,000.

In August 2017, Mr. Cello received a $119,516 base salary increase in connection with his CFO appointment effective August 18, 2017. Following the increase, Mr. Cello’s annualized base salary is $450,000.

In August 2017, Mr. Danaher received a $50,000 base salary increase to reflect the additional responsibilities for our Consumer Operations group as a result of our Former CFO’s departure. Following the increase, Mr. Danaher’s annualized base salary is $450,000.

Annual Incentive Plan

The annual incentive plan is designed to motivate and reward our NEOs based on financial and individual performance. Financial targets are approved by the Compensation Committee at the beginning of the performance period with individual and other qualitative goals set to successfully drive our operations and business results to achieve the overall corporate strategy. Each NEO’s annual incentive is determined by multiplying the target annual incentive percentage by the eligible base salary and then multiplying this result by the percentage achievement with respect to the applicable financial and individual goals, provided the threshold level of performance is achieved.

Target levels

Each NEO has a target annual incentive expressed as a percentage of eligible base salary. The target is determined by the Compensation Committee after consideration of several factors, including the NEO’s duties and responsibilities and competitive market data. Except for our CFO, none of our NEOs received an increase in their target annual incentive as a percentage of base salary during 2017. The following table illustrates the 2017 target annual incentive for each NEO, excluding the Former CFO.

Executive	2017 Target Annual Incentive as a Percentage of Base Salary
Mr. Peck	115%
Mr. Cello(1)	67%
Mr. Cartwright	100%
Mr. Neenan	100%
Mr. Danaher	100%

(1)	In connection with his CFO appointment effective August 18, 2017, Mr. Cello’s 2017 target annual incentive increased to 90% of his base salary from 50% of base salary. Mr. Cello’s 2017 target annual incentive is prorated for his time prior to the CFO appointment and, therefore, the percentage disclosed in the table above reflects the combined target annual incentive as a percentage of base salary.

Financial and individual objectives, targets, and potential payouts

The following table defines the various financial and individual objectives applicable for the 2017 annual incentive. The actual payout ranges between 0% and 200% of target for each objective depending on actual performance. The objectives of Defined Corporate Adjusted EBITDA and Defined Corporate Revenue are to incent our NEOs based on the achievement of overall Company financial performance. Similarly, at the business unit level, Defined Adjusted EBITDA and Defined Revenue are designed to incent specific business unit financial performance. The Growth Strategy Initiative is a quantitative measure aligned to our overall growth strategy, while the Strategic Individual Objectives are quantitative and qualitative measures aligned to specific strategic objectives. Both of these objectives are set individually for each NEO in a manner that would significantly advance our growth and strategic objectives, if delivered. Additionally, these goals are designed to provide NEOs with the opportunity to achieve above target payouts only upon robust performance.

Objective	Definition
Defined Corporate Adjusted EBITDA	Earnings before interest, taxes, depreciation and amortization, and other adjustments deemed by management and the Compensation Committee for annual incentive plan purposes.
Defined Corporate Revenue	The overall corporate revenues adjusted by management and the Compensation Committee for annual incentive plan purposes.

Defined USIS Adjusted EBITDA	Earnings before interest, taxes, depreciation and amortization, and other adjustments for annual incentive plan purposes for the USIS segment.
Defined USIS Revenue	The revenues and other adjustments for annual incentive plan purposes for the USIS segment.

Defined International Adjusted EBITDA	Earnings before interest, taxes, depreciation and amortization, and other adjustments for annual incentive plan purposes for the International segment.
Defined International Revenue	The revenues and other adjustments for annual incentive plan purposes for the International segment.

Defined Consumer Interactive Adjusted EBITDA	Earnings before interest, taxes, depreciation and amortization, and other adjustments for annual incentive plan purposes for the Consumer Interactive segment.
Defined Consumer Interactive Revenue	The revenues and other adjustments for annual incentive plan purposes for the Consumer Interactive segment.

Growth Strategy Initiative	Robust planning process that supports the development of growth strategy initiatives, including business cases, action plans and specific, budgeted Adjusted EBITDA growth targets that are accretive to fuel growth in future years.
Strategic Individual Objectives	Specific individual goals aligned with our strategic objectives.

The following table provides threshold, target and maximum targets for the financial objectives described above. It also provides actual 2017 results and the achievement as a percentage of target. For each financial objective, at threshold performance, the NEO receives a 20% payout, at target performance, a 100% payout and, at maximum performance, a 200% payout.

Financial Objective*	Threshold (20% Payout)	Target (100% Payout)	Maximum (200% Payout)	Result	Achievement
Defined Corporate Adjusted EBITDA	$677.3	$712.9	$745.0	$740.8	187%
Defined Corporate Revenue	$1,774.0	$1,867.4	$1,951.4	$1,917.1	160%
Defined USIS Adjusted EBITDA	$466.8	$491.4	$513.5	$506.9	169%
Defined USIS Revenue	$960.7	$1,011.3	$1,056.8	$1,033.9	149%
Defined International Adjusted EBITDA	$129.7	$136.5	$142.6	$139.2	144%
Defined International Revenue	$344.6	$362.7	$379.0	$362.8	100%
Defined Consumer Interactive Adjusted EBITDA	$190.2	$200.2	$209.2	$209.6	200%
Defined Consumer Interactive Revenue	$409.4	$430.9	$450.3	$439.8	147%

* Amounts reflect millions.

2017 Annual Incentive Payouts

The following table summarizes each NEO’s 2017 annual incentive plan objectives described above, including the applicable weighting, achievement as a percentage of target and payout. The NEO weightings are determined based on the NEO’s role, duties, and responsibilities and are designed to strengthen the link between pay and performance. Our Former CFO did not receive a 2017 annual incentive and, therefore, is excluded.

Executive	Objective	Weighting	Achievement	Payout
Mr. Peck,	Defined Corporate Adjusted EBITDA	50%	187%	$1,019,666
CEO	Defined Corporate Revenue	20%	160%	$349,600
	Growth Strategy Initiative	30%	150%	$491,625

		Total	170%	$1,860,891
Mr. Cello,	Defined Corporate Adjusted EBITDA	50%	187%	$157,500
CFO(1)	Defined Corporate Revenue	20%	160%	$54,000
	Growth Strategy Initiative	30%	150%	$75,937

		Total	170%	$287,437
	Defined Corporate Adjusted EBITDA	15%	187%	$26,989
	Defined International Adjusted EBITDA	35%	144%	$48,732
	Defined International Revenue	20%	100%	$19,278
	Strategic Individual Objectives	30%	150%	$43,376

		Total	144%	$138,375

	Combined Total		161%	$425,812

Executive	Objective	Weighting	Achievement	Payout
Mr. Cartwright, Executive Vice President, USIS	Defined Corporate Adjusted EBITDA	20%	187%	$261,334
	Defined USIS Adjusted EBITDA	25%	169%	$295,555
	Defined USIS Revenue	25%	149%	$260,555
	Growth Strategy Initiative	20%	150%	$210,000
	Strategic Individual Objectives	10%	175%	$122,500
		Total	164%	$1,149,944
Mr. Neenan, Executive Vice President, International	Defined Corporate Adjusted EBITDA	20%	187%	$186,666
	Defined International Adjusted EBITDA	25%	144%	$180,556
	Defined International Revenue	25%	100%	$125,000
	Growth Strategy Initiative	20%	150%	$150,000
	Strategic Individual Objectives	10%	150%	$75,000
		Total	143%	$717,222
Mr. Danaher, Executive Vice President, Consumer Interactive	Defined Corporate Adjusted EBITDA	20%	187%	$157,111
	Defined Consumer Interactive Adjusted EBITDA	25%	200%	$210,417
	Defined Consumer Interactive Revenue	25%	147%	$154,305
	Growth Strategy Initiative	20%	150%	$126,250
	Strategic Individual Objectives	10%	150%	$63,125
		Total	169%	$711,208

(1)	Reflects Mr. Cello’s 2017 annual incentive objectives, weightings, achievement and payout for the time period following his CFO appointment, effective August 18, 2017, and while he was the Chief Financial Officer of our International segment prior to his CFO appointment.

For the Strategic Individual Objectives, the CEO evaluated each of the NEOs in conjunction with each NEO’s self-evaluation with the Compensation Committee approving the final performance. Prior to his CFO appointment, Mr. Cello earned a 150% payout on his Strategic Individual Objectives by delivering strong results on forecast accuracy, talent development and engagement, and an enterprise-wide technology implementation. Mr. Cartwright earned a 175% payout on his Strategic Individual Objectives by delivering strong year-over-year growth in the USIS segment, including adding three key acquisitions, continuing to establish our fraud business, strengthening our market-leading innovative pipeline, and continuing to develop our client experience and operating efficiencies. Mr. Neenan earned a 150% payout on his Strategic Individual Objectives by launching a key platform in India, scaling our products globally, growing key customer accounts in various countries, and delivering solid margin improvement. Mr. Danaher earned a 150% payout on his Strategic Individual Objectives by optimizing our direct business, growing our indirect business, adding key talent, and assuming additional responsibilities.

Long-Term Incentive Plan

Restricted Stock Units and Performance Share Units

In 2017, the NEOs received annual LTI grants, which are linked directly to the creation of stockholder value over a multi-year term. 70% of the target total compensation opportunity provided to our CEO and 51% of the target total compensation opportunity provided to all other NEOs in 2017 was equity-based and directly correlated to the Compensation Committee’s view there should be a strong connection between an NEO’s rewards and stockholder value creation.

As noted previously, 50% of the 2017 target LTI grant value was delivered in the form of time-vested RSUs that vest on the third anniversary of the grant date and the remaining 50% in PSUs that vest following a three-year performance period starting January 1, 2017 and ending December 31, 2019. For the PSU grants made in 2017, the PSUs have the following three performance components and weightings with the actual payout ranging between 0% and 200% of target for each performance component depending on actual Company performance:

Performance Component	Weighting
Cumulative Adjusted EBITDA(1) CAGR	45%
Relative total stockholder return (“Relative TSR”) against the companies in the Commercial and Professional Services industry classification within the Russell 3000 (the “Relative TSR Peer Group”)	35%
Cumulative Revenue(1) CAGR	20%

(1)	Adjusted EBITDA and Revenue are as defined in our Annual Report on Form 10-K with potential additional adjustments for items that are infrequent in occurrence or unusual in nature.

The weightings for our 2017 PSU performance components changed from 2016 to reflect a stronger emphasis on Relative TSR supporting the Compensation Committee’s view that our NEOs’ compensation aligns with stockholders. In 2016, the performance components were 50% cumulative Adjusted EBITDA CAGR, 25% cumulative Revenue CAGR and 25% Relative TSR.

The Compensation Committee sets our financial performance targets for the cumulative Adjusted EBITDA CAGR and cumulative Revenue CAGR taking into consideration our long-term strategic plan. We do not publicly disclose specific financial performance targets on a prospective basis. Prospectively disclosing these specific targets would provide competitors and others with insights into our confidential planning process and strategies and potentially harm us competitively. We design our financial performance targets to be challenging. There is a risk we will not achieve threshold or target performance resulting in either no shares or shares awarded below target. Additionally, if our Relative TSR during the performance period is negative, then the maximum payout for the Relative TSR performance component is 100%, regardless of actual performance against the Relative TSR Peer Group.

The performance components in our PSUs are cumulative Adjusted EBITDA CAGR and cumulative Revenue CAGR, which differ from the Defined Corporate Adjusted EBITDA and Defined Corporate Revenue financial components in our 2017 annual incentive. Each are independent financial components intended to drive different behavior. The performance targets for the annual incentive financial components are based on our annual internal operating targets and designed to incent our annual performance, while the performance targets for the PSU components are based on our long-term strategic plan and designed to incent our long-term performance.

To determine the 2017 target LTI grant value for each NEO, the Compensation Committee considered target total compensation data from our Custom Comparator Group for comparable executive positions, the strategic direction of the Company and business units, and the NEO’s scope of authority and responsibility.

The table below reflects the 2017 target LTI grant value for each NEO with the annual LTI grant made on February 17, 2017.

Executive	Target LTI Grant Value
Mr. Peck	$4,950,000
Mr. Cello(1)	$630,240
Mr. Hamood	$1,500,000
Mr. Cartwright	$1,200,000
Mr. Neenan	$1,200,000
Mr. Danaher	$1,000,000

(1)	In connection with his CFO appointment effective August 18, 2017, Mr. Cello received an additional LTI grant with a target grant value of $500,000, which is reflected in the table above. This additional LTI grant is subject to the same terms and conditions described above for the 2017 annual LTI grant with 50% of the grant value in time-vested RSUs and 50% of the grant value in PSUs.

Stock Ownership Requirements

The Compensation Committee maintains a formal stock ownership policy requiring all executives (defined as the CEO and his direct reports) to hold TransUnion common stock, including unvested RSUs, in an amount equal to six times annual base salary for the CEO and three times annual base salary for all other executives. To attain the requisite multiples, the executive must retain 75% of the after-tax value of the executive’s shares received pursuant to any long-term incentive grant after January 1, 2016 until such multiple is achieved. Executives age 60 or older are subject to a reduced ownership requirement equal to 50% of the applicable amount and executives have five years from their date of hire or promotion to comply.

As of December 31, 2017, all applicable NEOs met their stock ownership requirements, except for Mr. Cello, who has five years from the date of his CFO appointment to attain the required ownership.

Prohibited Transactions

Our insider trading policy limits the timing and types of transactions in TransUnion securities by Company insiders, including our NEOs (and any member of the NEO’s family sharing the same household, any corporations or other business entities they control or manage, and any trusts of which they are the trustee or otherwise have investment control over).

Subject to certain specified exceptions, among other restrictions, the policy:

•	allows all executive officers, directors and other designated employees to trade TransUnion securities only during open window periods and only after they have pre-cleared transactions with the CFO and General Counsel (or their respective designees);

•	prohibits the short-selling of TransUnion securities or “selling against the box” (failing to deliver sold securities) unless approval is received from the CFO and General Counsel (or their respective designees), which will generally only be granted in exceptional circumstances; and

•	prohibits transactions in puts, calls or other derivatives on TransUnion securities on an exchange or in any other organized market, as well as any other derivative or hedging transactions on TransUnion securities unless approval is received from the CFO and General Counsel (or their respective designees), which will generally only be granted in exceptional circumstances.

Trades made pursuant to approved 10b5-1 plans, stock option exercises and purchases through our employee stock purchase plan are examples of the types of transactions that may be permissible during blackout periods, in accordance with our insider trading policy.

Our insider trading policy also prohibits holding TransUnion securities in a margin account or pledging TransUnion securities as collateral for a loan unless approval is received from the CFO and General Counsel (or their respective designees).

Executive Benefits and Perquisites

The NEOs receive benefits that are part of a competitive total compensation package necessary to attract and retain executive talent, and are generally identical to those we provide to other U.S.-based employees. These benefits include medical, dental, vision, life and disability insurance. In addition, we offer a qualified retirement plan (described below) and, for the NEOs, a non-qualified supplemental retirement plan (described below). NEOs are also eligible to participate in an annual physical program and may receive reimbursement for financial planning and tax services up to the maximum amount of $15,000 for the CEO and $12,000 for the other NEOs.

Retirement Plans

We maintain the TransUnion 401(k) & Savings Plan (the “401(k) Plan”), which is a broad-based 401(k) savings and retirement plan that all employees, including the NEOs, may participate. Generally, we match employees’ eligible contributions up to a certain amount and also may make a non-elective Company contribution. The Internal Revenue Code of 1986, as amended (the “Code”) places certain limits on the amount of contributions that may be made by and on behalf of employees to the 401(k) Plan. Therefore, to allow for contributions beyond the limits set under the Code, we also maintain the Nonqualified Retirement and 401(k) Supplemental Plan (the “Supplemental Plan”). In general, under the Supplemental Plan, each NEO may defer all or some portion of the NEO’s cash compensation that the NEO was not otherwise permitted to defer under the 401(k) Plan to provide additional retirement savings. We make a matching contribution to the Supplemental Plan consistent with our matching contributions under the 401(k) Plan. Additionally, we may make a discretionary non-elective contribution on behalf of the NEOs to the Supplemental Plan at the end of the year based on a similar contribution to the 401(k) Plan.

CEO Employment Agreement and Severance Agreements

Upon our CEO’s hire, we entered into an employment agreement, which is summarized under “—Executive Compensation—Payments Upon Termination and Change in Control—2017” and the accompanying narrative.

We have also entered into a Severance and Restrictive Covenant Agreement (the “Severance Agreement”) with each of the other NEOs. The Severance Agreements are designed to maximize retention and are summarized under “—Executive Compensation—Payments Upon Termination and Change in Control—2017” and the accompanying narrative.

Use of Tally Sheets

In 2017, the Compensation Committee reviewed compensation summaries for each executive officer, including the NEOs. These summaries outline each component of pay and amounts paid in certain termination scenarios. Changes to our NEOs’ compensation are not based off this information, however, the Compensation Committee uses this information to confirm that pay objectives continue to be aligned with the long-term interests of the stockholders.

Federal Income Tax Considerations

Since our initial public offering in 2015, we have been subject to transition relief from the $1 million compensation deductibility limitation under Code Section 162(m). Therefore, we have not made compensation decisions based on the deductibility limitations under Code Section 162(m). Although the Compensation Committee strives to have all compensation deductible, deductibility does not drive the compensation decisions for our NEOs, especially given the recent revisions to Code Section 162(m) repealing the exemption for “performance-based compensation.” The Compensation Committee believes it is important to retain maximum flexibility in designing compensation programs that are in the best interests of the Company and our stockholders.

Risk Assessment in Compensation Programs

Our compensation programs, including our incentive compensation plans, are designed with specific features to address potential risks while rewarding employees for achieving long-term financial and strategic objectives through appropriate risk taking. The following elements are incorporated into our compensation programs to mitigate risk:

•	A Balanced Mix of Compensation Components—The target compensation mix for our executive officers is composed of base salary, annual cash-based incentives and long-term incentive awards, representing a mix that is not overly weighted toward short-term cash incentives. For example, our RSUs and PSUs granted in 2017 have a three-year vesting or performance period, complementing our annual incentive.

•	Multiple Performance Factors—Our annual incentive plan uses both Company and business unit financial metrics and individual performance, which encourages focus on the achievement of various strategic objectives for the overall benefit of the Company.

•	Capped Incentive Awards—Annual incentive awards and performance share units are capped at 200% of target.

•	Stock Ownership—We have stock ownership requirements for our executives aligning the interests of our executive officers with the long-term interests of stockholders.

•	Prohibited Transactions—Our executives are prohibited from various pledging and hedging transactions.

•	Clawback Provision—Our long-term incentive grants contain a clawback provision recouping compensation upon certain financial restatements.

Based on these factors, the Compensation Committee, in consultation with management and FW Cook, concluded that our compensation programs are appropriate and do not create risks that are reasonably likely to have a material adverse effect on the Company.

Compensation Committee Report

The Compensation Committee of the Board of Directors of TransUnion has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Andrew Prozes, Chair

Thomas L. Monahan, III

Leo F. Mullin

The foregoing Compensation Committee Report is not soliciting material, is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

EXECUTIVE COMPENSATION

Summary Compensation Table — 2017

Name/Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation(2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation(3) ($)	Total ($)
James M. Peck President & Chief Executive Officer	2017	950,000	—	5,412,447	—	1,860,891	—	242,651	8,465,989
	2016	950,000	—	6,069,077	—	2,141,300	—	157,092	9,317,469
	2015	963,461	—	—	—	2,021,125	—	293,395	3,277,981

Todd M. Cello(4) Executive Vice President & Chief Financial Officer	2017	371,563	—	689,107	—	425,812	—	32,944	1,519,426

Samuel A. Hamood(5) Former Executive Vice President & Chief Financial Officer	2017	363,532	—	1,640,147	—	—	—	127,819	2,131,498
	2016	550,000	—	2,023,023	—	1,078,000	—	94,266	3,745,289
	2015	548,077	—	—	—	1,017,500	—	73,230	1,638,807

Christopher A. Cartwright Executive Vice President, U.S. Information Services	2017	700,000	—	1,312,125	—	1,149,944	—	104,423	3,266,492
	2016	700,000	—	1,618,417	—	1,050,000	—	114,931	3,483,348
	2015	726,923	—	—	—	1,043,000	—	88,188	1,858,111

David M. Neenan Executive Vice President, International	2017	492,298	—	1,312,125	—	717,222	—	112,763	2,634,408
	2016	450,000	—	1,213,811	—	771,750	—	90,140	2,525,701
	2015	464,231	—	—	—	858,746	—	62,912	1,385,889

John T. Danaher Executive Vice President, Consumer Interactive	2017	417,308	—	1,093,438	—	711,208	—	19,105	2,241,059
	2016	400,000	—	1,213,811	—	724,000	—	30,096	2,367,907
	2015	413,462	—	—	—	780,000	—	19,733	1,213,195

(1)	The amounts shown in this column represent the aggregate grant date fair value of RSUs and PSUs granted to the NEOs in accordance with FASB ASC Topic 718. For 2017, assumptions used in the calculation of these amounts are included in Note 14, “Stock-Based Compensation,” of the consolidated financial statements in our 2017 Annual Report on Form 10-K. For PSUs, the amounts are based on probable outcomes as of the grant date. The table below illustrates the value of the PSUs for each NEO assuming maximum performance.

Name	Performance Period	PSU Value Assuming Maximum Performance ($)
James M. Peck	2017 – 2019	4,546,181
	2016 – 2018	5,337,806

Todd M. Cello	2017 – 2019	578,745

Samuel A. Hamood	2017 – 2019	1,377,648
	2016 – 2018	1,779,258

Christopher A. Cartwright	2017 – 2019	1,102,088
	2016 – 2018	1,423,430

David M. Neenan	2017 – 2019	1,102,088
	2016 – 2018	1,067,552

John T. Danaher	2017 – 2019	918,414
	2016 – 2018	1,067,552

(2)	The amounts shown in this column represent amounts paid under the annual incentive for the year shown and are paid at the beginning of the following year.
(3)	Information regarding the amounts shown in this column can be found in the “Detailed Analysis of ‘All Other Compensation’ Column” table below.
(4)	Mr. Cello was appointed Executive Vice President and Chief Financial Officer effective August 18, 2017. He was not a named executive officer during 2015 or 2016.
(5)	Mr. Hamood voluntarily resigned from his role as Executive Vice President and Chief Financial Officer effective August 18, 2017.

Detailed Analysis of “All Other Compensation” Column

Name	Company Match & Retirement Contribution to Qualified 401(k) Savings Plan(1) ($)	Company Match & Retirement Contribution to Non- Qualified Retirement Plan(2) ($)	FICA Taxes for contributions into Non- Qualified Retirement Plan(3) ($)	Company Contributions to Charitable Matching Program (4) ($)	Perquisites and Personal Benefits (5) ($)	Total ($)
James M. Peck	18,900	189,429	6,735	—	27,587	242,651

Todd M. Cello	18,900	—	144	1,900	12,000	32,944

Samuel A. Hamood	18,900	83,113	1,356	1,500	22,950	127,819

Christopher A. Cartwright	18,900	61,785	2,138	2,000	19,600	104,423

David M. Neenan	18,900	73,062	2,467	2,000	16,334	112,763

John T. Danaher	18,900	—	205	—	—	19,105

(1)	For 2017, we matched 100% of the first 3% and 50% of the next 2% percent of eligible compensation (subject to the 2017 Code limit of $270,000 (the “IRS Limit”)) contributed on a pre-tax basis to the 401(k) Plan. Additionally, in 2017, we made a discretionary non-elective retirement contribution equal to 3% of eligible 2017 compensation to the 401(k) Plan.
(2)	For eligible compensation above the IRS Limit, we matched 100% of the first 3% and 50% of the next 2% contributed on a pre-tax basis to the Supplemental Plan. Additionally, in 2017, for the 2016 plan year, we made a discretionary non-elective retirement contribution equal to 3% of eligible compensation to the Supplemental Plan.
(3)	Contributions into the Supplemental Plan are subject to FICA taxes (Social Security and Medicare taxes), which, along with the taxes on the payment, are paid on behalf of the NEO by the Company.
(4)	We provide a dollar for dollar match on all recognized charitable contributions made by all employees up to a maximum match of $2,000 per calendar year.
(5)	The amounts in this column are based on the aggregate incremental cost to the Company for the reimbursement of tax and financial planning services, annual medical examinations, and non-cash gifts.

Grants of Plan-Based Awards — 2017

Name	Grant Date	Compensation Committee Action Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)		Estimated Future Payouts Under Equity Incentive Plan Awards(2)		All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(4) ($)
			Target ($)	Maximum ($)	Target (#)	Maximum (#)
James M. Peck 2017 Annual Incentive	—	—	1,092,500	2,185,000	—	—		—	—
2017 RSUs	2/17/2017	1/30/2017	—	—	—	—	66,802	—	2,475,014
2017 PSUs	2/17/2017	1/30/2017	—	—	66,801	133,602	—	—	2,937,433
Todd M. Cello 2017 Annual Incentive	—	—	265,141	530,282	—	—	—	—	—
2017 RSUs	2/17/2017	1/30/2017	—	—	—	—	1,758	—	65,134
2017 PSUs	2/17/2017	1/30/2017	—	—	1,757	3,514		—	77,262
2017 RSUs	8/18/2017	8/2/2017	—	—	—	—	5,378	—	250,023
2017 PSUs	8/18/2017	8/2/2017	—	—	5,377	10,754	—	—	296,688
Samuel A. Hamood(5) 2017 Annual Incentive	—	—	550,000	1,100,000	—	—	—	—	—
2017 RSUs	2/17/2017	1/30/2017	—	—	—	—	20,243	—	750,003
2017 PSUs	2/17/2017	1/30/2017	—	—	20,243	40,486	—	—	890,144
Christopher A. Cartwright 2017 Annual Incentive	—	—	700,000	1,400,000	—	—	—	—	—
2017 RSUs	2/17/2017	1/30/2017	—	—	—	—	16,195	—	600,025
2017 PSUs	2/17/2017	1/30/2017	—	—	16,194	32,388	—	—	712,100
David M. Neenan 2017 Annual Incentive	—	—	500,000	1,000,000	—	—	—	—	—
2017 RSUs	2/17/2017	1/30/2017	—	—	—	—	16,195	—	600,025
2017 PSUs	2/17/2017	1/30/2017	—	—	16,194	32,388	—	—	712,100
John T. Danaher 2017 Annual Incentive	—	—	420,833	841,667	—	—	—	—	—
2017 RSUs	2/17/2017	1/30/2017	—	—	—	—	13,496	—	500,027
2017 PSUs	2/17/2017	1/30/2017	—	—	13,495	26,990	—	—	593,411

(1)	Reflects target and maximum payment opportunities for the twelve months ended December 31, 2017 under the 2017 annual incentive. The table does not include a threshold column because performance below threshold results in no annual incentive payment. The target amount reflects a 100% payout of the target incentive opportunity if both financial and individual performance are at target levels. The maximum reflects a 200% payout of the target opportunity, which is payable only upon maximum achievement of both the financial and individual goals. The actual amounts paid in early 2018 under our 2017 annual incentive are disclosed in the 2017 Summary Compensation Table under the Non–Equity Incentive Plan Compensation column.
(2)	Reflects PSUs granted during 2017 under the TransUnion 2015 Omnibus Incentive Plan. The table does not include a threshold column because performance below threshold results in no payout of the PSUs. The performance components and vesting provisions for the PSUs are described in the CD&A above under “2017 Executive Compensation Program – Long-Term Incentive Plan – Restricted Stock Units and Performance Share Units.”
(3)	Reflects RSUs granted during 2017 under the TransUnion 2015 Omnibus Incentive Plan. The vesting provisions for the RSUs are described in the CD&A above under “2017 Executive Compensation Program – Long-Term Incentive Plan – Restricted Stock Units and Performance Share Units.”
(4)	The amounts shown in this column represent the aggregate grant date fair value in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 14, “Stock-Based Compensation,” of the consolidated financial statements in our 2017 Annual Report on Form 10-K.
(5)	Mr. Hamood forfeited his 2017 annual incentive and all unvested LTI grants following his voluntary resignation effective August 18, 2017.

Outstanding Equity Awards at Fiscal Year-End — 2017

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price(2) ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(3) (#)	Market Value of Shares or Units of Stock That Have Not Vested(4) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested(5) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested(4) ($)
James M. Peck	12/31/2012	946,081	—	—	4.99	12/31/2022	—	—	—	—
	2/19/2016	—	—	—	—	—	115,613	6,354,090	—	—
	2/17/2017	—	—	—	—	—	66,802	3,671,438	—	—
	2/19/2016	—	—	—	—	—	—	—	231,224	12,708,071
	2/17/2017	—	—	—	—	—	—	—	66,801	3,671,383

Todd M. Cello	6/24/2015	500	5,200	—	22.50	6/24/2025	—	—	—	—
	2/19/2016	—	—	—	—	—	4,111	225,941	—	—
	2/17/2017	—	—	—	—	—	1,758	96,620	—	—
	8/18/2017	—	—	—	—	—	5,378	295,575	—	—
	2/19/2016	—	—	—	—	—	—	—	8,220	451,771
	2/17/2017	—	—	—	—	—	—	—	1,757	96,565
	8/18/2017	—	—	—	—	—	—	—	5,377	295,520

Samuel A. Hamood(6)	—	—	—	—	—	—	—	—	—	—

Christopher A. Cartwright	8/27/2013	186,887	100,414	—	8.57	8/27/2023	—	—	—	—
	2/19/2016	—	—	—	—	—	30,830	1,694,417	—	—
	2/17/2017	—	—	—	—	—	16,195	890,077	—	—
	2/19/2016	—	—	—	—	—	—	—	61,660	3,388,834
	2/17/2017	—	—	—	—	—	—	—	16,194	890,022

David M. Neenan	9/10/2012	279,550	—	—	4.99	9/10/2022	—	—	—	—
	2/19/2016	—	—	—	—	—	23,123	1,270,840	—	—
	2/17/2017	—	—	—	—	—	16,195	890,077	—	—
	2/19/2016	—	—	—	—	—	—	—	46,244	2,541,570
	2/17/2017	—	—	—	—	—	—	—	16,194	890,022

John T. Danaher	8/1/2012	25,175	—	—	4.99	8/1/2022	—	—	—	—
	4/15/2014	60,455	25,910	—	8.57	4/15/2024	—	—	—	—
	2/19/2016	—	—	—	—	—	23,123	1,270,840	—	—
	2/17/2017	—	—	—	—	—	13,496	741,740	—	—
	2/19/2016	—	—	—	—	—	—	—	46,244	2,541,570
	2/17/2017	—	—	—	—	—	—	—	13,495	741,685

(1)	Forty percent (40%) of the options are time-vested that vest twenty percent (20%) on the later of the first anniversary of the award date or on the first anniversary of the NEO’s hire date and five percent (5%) vest thereafter on the last day of each subsequent full calendar year quarter. The remaining sixty percent (60%) of the options are performance-based with the underlying performance criteria achieved on February 22, 2017 and the options continuing to vest according to the time-based vesting schedule described in the immediately preceding sentence. For Mr. Cello, 500 stock options vest on March 31, 2018, 500 stock options vest on the last day of each subsequent calendar year quarter through June 30, 2020, and 200 stock options vest on September 30, 2020. For Mr. Cartwright, 32,751 stock options vest on March 31, 2018, 33,471 stock options vest on June 30, 2018, and 34,192 stock options vest on September 30, 2018. For Mr. Danaher’s stock option grant on April 15, 2014, 4,318 stock options vest on March 31, 2018 and June 30, 2018, 4,319 stock options vest on September 30, 2018, 4,318 stock options vest on December 31, 2018 and March 31, 2019, and 4,319 stock options vest on June 30, 2019.

(2)	For Messrs. Peck and Neenan, and for Mr. Danaher’s stock option grant on August 1, 2012, the option exercise price equals the per share price in the 2012 Change in Control Transaction, as adjusted for a November 1, 2012 dividend payment to stockholders, and the June 2015 stock split, which the Board of Directors determined to be the fair market value. For Messrs. Cello and Cartwright, and for Mr. Danaher’s stock option grant on April 15, 2014, the exercise price equals the fair market value of our common stock on the grant date.
(3)	RSUs granted during 2016 vest on February 15, 2019. RSUs granted on February 17, 2017 vest on February 18, 2020. RSUs granted on August 18, 2017 vest on August 1, 2020.
(4)	The market value was determined based on the closing share price on December 29, 2017 ($54.96).
(5)	This represents the maximum number of PSUs granted during 2016 that may be earned (200% of target) and the target number of PSUs granted during 2017 based on the closing share price on December 29, 2017 ($54.96). The final number of shares earned is based on actual Company performance, as determined by the Compensation Committee, during the three-year performance period ending on December 31, 2018 for PSUs granted in 2016 and December 31, 2019 for PSUs granted in 2017. Additionally, the NEOs must be employed on February 15, 2019 for PSUs granted during 2016, February 18, 2020 for PSUs granted on February 17, 2017 and August 1, 2020 for PSUs granted on August 18, 2017.
(6)	Mr. Hamood forfeited all of his unvested LTI grants following his voluntary resignation effective August 18, 2017.

Options Exercised and Stock Vested — 2017

The following table sets forth information regarding the exercise of vested stock options by the NEOs during 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
James M. Peck	348,070	15,887,504	—	—
Todd M. Cello	63,218	2,072,728	—	—
Samuel A. Hamood	401,845	13,323,029	—	—
Christopher A. Cartwright	234,565	10,901,111	—	—
David M. Neenan	—	—	—	—
John T. Danaher	73,488	3,381,792	—	—

(1)	Represents the difference between the exercise price of the stock options and the fair market value of our stock at time of exercise.

Nonqualified Deferred Compensation — 2017

Name	Executive Contributions in 2017(1) ($)	Registrant Contributions in 2017(2) ($)	Aggregate Earnings in 2017(3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2017(4) ($)
James M. Peck	149,084	189,429	182,457	—	1,365,269
Todd M. Cello	5,192	—	111	—	5,303
Samuel A. Hamood	61,578	83,113	120,439	—	1,110,457
Christopher A. Cartwright	30,961	61,785	169,050	465,224	495,779
David M. Neenan	213,638	73,062	198,272	—	1,147,128
John T. Danaher	18,558	—	1,107	—	19,665

(1)	Includes amounts reported in the “Salary” and “Non-Equity Incentive Plan Compensation” columns in the Summary Compensation Table above for 2017. Amounts contributed in 2017 attributable to base salary and the annual incentive are detailed below.

Name	Base Salary ($)	2017 Annual Incentive ($)
James M. Peck	42,019	107,065
Todd M. Cello	5,192	—
Samuel A. Hamood	18,005	43,573
Christopher A. Cartwright	30,961	—
David M. Neenan	81,096	132,542
John T. Danaher	18,558	—

(2)	Amounts reported in this column are reflected in the “All Other Compensation” column in the Summary Compensation Table above for 2017.
(3)	Amounts reported in this column do not constitute above-market or preferential earnings and, therefore, are not reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table for 2017. Each NEO self-directs the investment of the Supplemental Plan account balance into one or more of the available investment funds described below.
(4)	The aggregate balance includes amounts previously reported as compensation for our NEOs in the Summary Compensation Table for prior years. These amounts include the following: Mr. Peck—$356,124; Mr. Hamood—$196,355; Mr. Cartwright—$486,238; and Mr. Neenan—$496,522.

Nonqualified Deferred Compensation Plan

The TransUnion Retirement and 401(k) Supplemental Plan is a nonqualified tax deferred compensation program for a limited number of executives, including the NEOs. The Supplemental Plan provides a favorable tax vehicle for deferring cash compensation (i.e., salary and annual incentive payments). Under the terms of the Supplemental Plan, participants are able to defer up to 100% of cash compensation received. Deferred amounts are self-directed into one or more of the available investment funds described below and are credited with gains or losses of the various funds selected by the participant. The Supplemental Plan does not offer any above-market rate of return. Upon termination of employment, deferred amounts are paid, at the participant’s election, in a lump sum or annual installments over a period of either 5 or 10 years. Participants are not permitted to take loans under the terms of the Supplemental Plan. We contribute a match equal to 100% of the first 3% and 50% on the next 2% of the participant’s contributions, which mirrors the 401(k) Plan. Additionally, in 2017, we approved a non-elective discretionary contribution of an additional 3% of qualified 2016 contributions. The table below lists the available investment options under the Supplemental Plan and their annual rate of return for the 2017 calendar year.

Name of Fund	Annual Return (%)
Aberdeen Emerging Markets Fund Institutional Class	30.24
Ivy Core Equity Fund Class I	20.81
Vanguard Institutional Index Fund Institutional Class	21.79
American EuroPacific Growth Fund R5	31.09
DFA US Small Cap Portfolio Instl Class	11.52
The Hartford Mid Cap Fund Class Y	24.36
Vanguard Extend Market Index Fund	18.12
Vanguard Total International Stock Admiral	27.55
iShares Russell 2000 Small-Cap Index Fund Instl Class	14.55
BlackRock Inflation Protected Bond Portfolio Fund Class K	3.14
Metropolitan West Total Return Bond Fund	3.49
Vanguard Total Bond Market Index Fund Inst Class	3.57
Retirement Reserves Money Fund	0.22
Vanguard Institutional Target Retirement 2015 Fund	11.50
Vanguard Institutional Target Retirement 2020 Fund	14.13
Vanguard Institutional Target Retirement 2025 Fund	15.94
Vanguard Institutional Target Retirement 2030 Fund	17.57
Vanguard Institutional Target Retirement 2035 Fund	19.14
Vanguard Institutional Target Retirement 2040 Fund	20.73
Vanguard Institutional Target Retirement 2045 Fund	21.47
Vanguard Institutional Target Retirement 2050 Fund	21.47
Vanguard Institutional Target Retirement 2055 Fund	21.47
Vanguard Institutional Target Retirement 2060 Fund	21.42
Vanguard Institutional Target Retirement Income Fund	8.54

Payments upon Termination and Change in Control—2017

As briefly mentioned above in our CD&A, upon our CEO’s hire, we entered into an employment agreement (the “Peck Employment Agreement”). The initial term of the Peck Employment Agreement expired on December 31, 2015, but renews automatically for twelve-month intervals, unless either the CEO or Company provides notice of non-renewal at least 180 days before the expiration date. The Peck Employment Agreement provides a minimum base salary, eligibility to participate in our annual incentive plan for executive officers and certain severance provisions, contingent upon executing a general release of claims, upon an involuntary termination without cause, termination following non-renewal or voluntary termination for good reason.

Good reason is defined as the occurrence or non-occurrence of any of the following events, without written consent:

•	a reduction in base salary or material reduction in incentive opportunities;
•	relocation of base office to an office more than 50 miles outside Chicago, Illinois;
•	failure to employ in the title and capacity as President and CEO;
•	a material breach of any material covenant, provision or term of the Peck Employment Agreement; or
•	failure to obtain a satisfactory agreement in writing from any successor to assume and agree to perform the Peck Employment Agreement.

The Peck Employment Agreement also includes certain restrictive covenants and confidentiality provisions intended to protect our interests, including a non-compete clause for twelve months following termination, a customer non-solicitation clause for twelve months following termination, and an employee non-solicitation clause for twenty-four months following termination. The table below outlines the payments under the Peck Employment Agreement upon various separation scenarios.

We have also entered into Severance Agreements with each of the other NEOs. The Severance Agreement for each NEO contains similar provisions, including certain severance payments, contingent upon executing a general release of claims, upon an involuntary termination without cause or voluntary termination for good reason.

Good reason is defined as:

•	a material reduction in position, overall responsibilities, level of authority, title or level of reporting;
•	a material reduction in base salary compensation and annual incentive compensation opportunity, measured in the aggregate, which is not the result of a uniformly applied adjustment across all similarly-situated employees; or
•	a change in location of employment by more than fifty miles from the then-current location.

Each Severance Agreement also includes certain restrictive covenants and confidentiality provisions intended to protect our interests, including a non-compete clause for twelve months following termination, a customer non-solicitation clause for twelve months following termination, and an employee non-solicitation clause for twelve months following termination. The tables below outline the payments under each NEO’s Severance Agreement upon various separation scenarios.

All LTI grants to our NEOs are governed by the terms and conditions of the underlying grant agreements and applicable plan. Outstanding stock options were granted under the TransUnion Holding Company, Inc. 2012 Management Equity Plan (the “2012 Plan”), while all RSUs and PSUs were granted under the TransUnion 2015 Omnibus Incentive Plan (“2015 Plan”). The tables below outline the vesting treatment of LTI grants upon various scenarios under the 2012 Plan and 2015 Plan.

2012 Plan

Scenario	Vesting Treatment	Definitions
Death or Disability	All unvested stock options immediately vest upon death or disability with the stock options exercisable for 12 months following the event.	Disability means the definition in our long-term disability insurance plan. Or, if not applicable, at such time the employee is unable to perform his or her material job duties by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than 12 months, as determined by a physician that we select.
Voluntary or Involuntary Termination/ Change in Control	All unvested stock options forfeit with any vested stock options exercisable for 30 days following the event, except upon an involuntary termination for cause, where any vested stock options are immediately forfeited. Upon a change in control, all unvested stock options immediately vest.	Change in control means (1) any sale or disposition of all or substantially all, of our assets; (2) any person or group becomes the beneficial owner, directly or indirectly, of more than 50% of the total voting power of our voting stock; or (3) a merger of the Company with or into another person or entity in which our voting stockholders immediately prior to such merger cease to hold at least 50% of our voting shares immediately following such merger.

2015 Plan

Scenario	Vesting Treatment	Definitions
Death or Disability	All unvested RSUs and PSUs immediately vest upon death or disability assuming target performance for the PSUs.	Disability has the meaning in any employment, consulting or similar agreement or, in the absence of any such definition or agreement, it is a condition entitling the employee to receive benefits under a long-term disability plan of the Company, or, in the absence of such a plan, the complete and permanent inability of the employee by reason of illness or accident to perform his or her duties.
Voluntary or Involuntary Termination	All unvested RSUs and PSUs forfeit, unless the employee is retirement eligible. If the employee is retirement eligible, the RSUs vest pro rata based on the number of months actively employed during the vesting period. PSUs vest pro rata, subject to actual Company performance during the full performance period, and based on the number of months the employee is actively employed during the performance period.

To qualify as retirement eligible, an employee must terminate employment (for any reason other than disability, death or for cause) at a time when:

•   the employee is age 55 (or older),

•   the sum of the employee’s age plus completed years of service is at least 65,

•   the employee has completed at least 5 years of service with the Company,

•   the employee does not have an offer for and has not accepted employment with any other for profit business on financial terms and conditions substantially similar to those provided by the Company, and

•   the employee provided at least 60 days’ written notice of the employee’s intent to retire.

As of December 31, 2017, none of our NEOs are retirement eligible.

Qualifying Termination following A Change in Control

All RSUs and PSUs fully vest only if there is a qualifying termination within two years following the change in control (unless the RSUs and PSUs are not assumed in the transaction).

The PSUs are paid based on our actual performance for the Relative TSR performance component as of the date of the change in control and target performance for the cumulative Adjusted EBITDA CAGR and Revenue CAGR performance components.

Qualifying termination includes an involuntary termination for any reason other than death, disability or cause or termination for good reason (as defined in the Peck Employment Agreement or Severance Agreement for the other NEOs).

Change in control is defined as (1) the acquisition by any person of more than 50% of Company common stock; (2) during any period of 12 months, individuals who, at the beginning of such period, constitute the Board of Directors cease for any reason to constitute at least a majority of the Board; or (3) the sale, transfer or other disposition of all or substantially all of our assets.

All RSUs and PSUs are subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with any clawback, forfeiture or other similar policy adopted by the Board or the Compensation Committee and as in effect from time to time, and applicable law. Also, if any employee receives any amount in excess of the amount that the employee should have otherwise received under the terms of the grant for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations or other administrative error), the Compensation Committee may provide that the employee shall be required to repay any such excess amount.

The following charts illustrate payments and benefits our NEOs would receive upon the occurrence of various separation scenarios, including an involuntary termination without cause or a voluntary termination for good reason, death, disability, and a qualifying termination within two years following a change in control. All scenarios are assumed to occur on December 31, 2017. No incremental severance payments or equity vesting occurs upon a voluntary resignation. Mr. Hamood voluntarily resigned from his role as our Executive Vice President and Chief Financial Officer effective August 18, 2017 and, therefore, did not receive any incremental severance payments or vesting of his outstanding LTI grants.

James M. Peck

Type of Payment	Involuntary Termination ($)	Death ($)	Disability ($)	Qualifying Termination Following a Change In Control ($)
Severance Payments(1)	4,153,257	—	—	4,153,257
RSUs(2)	—	10,025,528	10,025,528	10,025,528
PSUs(2)	—	10,025,418	10,025,418	10,025,418
Outplacement(3)	35,000	—	—	35,000
Welfare Benefits(3)	31,831	—	—	31,831

Total	4,220,088	20,050,946	20,050,946	24,271,034

(1)	Under the terms of the Peck Employment Agreement, if Mr. Peck is involuntarily terminated without cause, terminates following a non-renewal of the agreement by the Company or resigns for good reason, including following a change in control, he receives a lump sum severance payment within sixty (60) days equal to 1.5 times the sum of his current base salary and target annual incentive. He is also eligible for a pro rata target annual incentive payment based on the number of days worked during the calendar year. Both of these amounts are reflected in the Severance Payments line.
(2)	Upon death or disability, all RSUs and PSUs vest. Similarly, upon a qualifying termination within two years following a change in control, all RSUs and PSUs vest. The RSU and PSU values above are based on the closing share price on December 29, 2017 ($54.96) and assume target performance for the PSUs in all cases.
(3)	Under the terms of the Peck Employment Agreement, if Mr. Peck is involuntarily terminated without cause, terminates following a non-renewal of the agreement by the Company or resigns for good reason, including following a change in control, he receives outplacement services for a period of one year (up to a maximum of $35,000) and a lump sum amount equal to COBRA premiums for 18 months. The amounts above reflect the maximum value of the outplacement services and the present value of 18 months of family PPO health and dental coverage using our 2017 COBRA premium rate.

Todd M. Cello

Type of Payment	Involuntary Termination ($)	Death ($)	Disability ($)	Qualifying Termination Following a Change In Control ($)
Severance Payments(1)	1,374,923	—	—	1,374,923
Stock Options(2)	—	168,792	168,792	168,792
RSUs(3)	—	618,135	618,135	618,135
PSUs(3)	—	617,970	617,970	617,970
Outplacement(4)	35,000	—	—	35,000
Welfare Benefits(4)	31,214	—	—	31,214

Total	1,441,137	1,404,897	1,404,897	2,846,034

(1)	Under Mr. Cello’s Severance Agreement, if he is involuntarily terminated without cause or voluntarily resigns for good reason, including following a change in control, he receives an amount equal to 1.5 times the sum of his annualized base salary during the year of covered termination and the average of his two previous years of actual bonuses under the annual incentive plan, which is paid in equal installments over 18 months. He is also eligible for a pro rata target annual incentive payment based on the number of days worked during the calendar year. Each of these amounts are reflected in the Severance Payments line.
(2)	Upon death, disability or a change in control, all outstanding stock options immediately vest. The stock option value is calculated by multiplying the number of unvested stock options by the difference between the exercise price and the closing share price on December 29, 2017 ($54.96).
(3)	Upon death or disability, all RSUs and PSUs vest. Similarly, upon a qualifying termination within two years following a change in control, all RSUs and PSUs vest. The RSU and PSU values above are based on the closing share price on December 29, 2017 ($54.96) and assume target performance for the PSUs in all cases.
(4)	Under Mr. Cello’s Severance Agreement, if he is involuntarily terminated without cause or voluntarily resigns for good reason, including following a change in control, he receives outplacement services for a period of one year (up to a maximum of $35,000) and a lump sum amount equal to COBRA premiums for 18 months. The amounts above reflect the maximum value of the outplacement services and the present value of 18 months of family PPO health and dental coverage using our 2017 COBRA premium rate.

Christopher A. Cartwright

Type of Payment	Involuntary Termination ($)	Death ($)	Disability ($)	Qualifying Termination Following a Change In Control ($)
Severance Payments(1)	3,317,832	—	—	3,317,832
Stock Options(2)	—	4,658,205	4,658,205	4,658,205
RSUs(3)	—	2,584,494	2,584,494	2,584,494
PSUs(3)	—	2,584,439	2,584,439	2,584,439
Outplacement(4)	35,000	—	—	35,000
Welfare Benefits(4)	32,212	—	—	32,212

Total	3,385,044	9,827,138	9,827,138	13,212,182

(1)	Under Mr. Cartwright’s Severance Agreement, if he is involuntarily terminated without cause or voluntarily resigns for good reason, including following a change in control, he receives an amount equal to 1.5 times the sum of his annualized base salary during the year of covered termination and the average of his two previous years of actual bonuses under the annual incentive plan, which is paid in equal installments over 18 months. He is also eligible for a pro rata target annual incentive payment based on the number of days worked during the calendar year. Each of these amounts are reflected in the Severance Payments line.

(2)	Upon death, disability or a change in control, all outstanding stock options immediately vest. The stock option value is calculated by multiplying the number of unvested stock options by the difference between the exercise price and the closing share price on December 29, 2017 ($54.96).
(3)	Upon death or disability, all RSUs and PSUs vest. Similarly, upon a qualifying termination within two years following a change in control, all RSUs and PSUs vest. The RSU and PSU values above are based on the closing share price on December 29, 2017 ($54.96) and assume target performance for the PSUs in all cases.
(4)	Under Mr. Cartwright’s Severance Agreement, if he is involuntarily terminated without cause or voluntarily resigns for good reason, including following a change in control, he receives outplacement services for a period of one year (up to a maximum of $35,000) and a lump sum amount equal to COBRA premiums for 18 months. The amounts above reflect the maximum value of the outplacement services and the present value of 18 months of family PPO health and dental coverage using our 2017 COBRA premium rate.

David M. Neenan

Type of Payment	Involuntary Termination ($)	Death ($)	Disability ($)	Qualifying Termination Following a Change In Control ($)
Severance Payments(1)	2,471,502	—	—	2,471,502
RSUs(2)	—	2,160,917	2,160,917	2,160,917
PSUs(2)	—	2,160,807	2,160,807	2,160,807
Outplacement(3)	35,000	—	—	35,000
Welfare Benefits(3)	32,212	—	—	32,212

Total	2,538,714	4,321,724	4,321,724	6,860,438

(1)	Under Mr. Neenan’s Severance Agreement, if he is involuntarily terminated without cause or voluntarily resigns for good reason, including following a change in control, he receives an amount equal to 1.5 times the sum of his annualized base salary during the year of covered termination and the average of his two previous years of actual bonuses under the annual incentive plan, which is paid in equal installments over 18 months. He is also eligible for a pro rata target annual incentive payment based on the number of days worked during the calendar year. Each of these amounts are reflected in the Severance Payments line.
(2)	Upon death or disability, all RSUs and PSUs vest. Similarly, upon a qualifying termination within two years following a change in control, all RSUs and PSUs vest. The RSU and PSU values above are based on the closing share price on December 29, 2017 ($54.96) and assume target performance for the PSUs in all cases.
(3)	Under Mr. Neenan’s Severance Agreement, if he is involuntarily terminated without cause or voluntarily resigns for good reason, including following a change in control, he receives outplacement services for a period of one year (up to a maximum of $35,000) and a lump sum amount equal to COBRA premiums for 18 months. The amounts above reflect the maximum value of the outplacement services and the present value of 18 months of family PPO health and dental coverage using our 2017 COBRA premium rate.

John T. Danaher

Type of Payment	Involuntary Termination ($)	Death ($)	Disability ($)	Qualifying Termination Following a Change In Control ($)
Severance Payments(1)	2,222,680	—	—	2,222,680
Stock Options(2)	—	1,201,965	1,201,965	1,201,965
RSUs(3)	—	2,012,580	2,012,580	2,012,580
PSUs(3)	—	2,012,470	2,012,470	2,012,470
Outplacement(4)	35,000	—	—	35,000
Welfare Benefits(4)	32,212	—	—	32,212

Total	2,289,892	5,227,015	5,227,015	7,516,907

(1)	Under Mr. Danaher’s Severance Agreement, if he is involuntarily terminated without cause or voluntarily resigns for good reason, including following a change in control, he receives an amount equal to 1.5 times the sum of his annualized base salary during the year of covered termination and the average of his two previous years of actual bonuses under the annual incentive plan, which is paid in equal installments over 18 months. He is also eligible for a pro rata target annual incentive payment based on the number of days worked during the calendar year. Each of these amounts are reflected in the Severance Payments line.

(2)	Upon death, disability or a change in control, all outstanding stock options immediately vest. The stock option value is calculated by multiplying the number of unvested stock options by the difference between the exercise price and the closing share price on December 29, 2017 ($54.96).
(3)	Upon death or disability, all RSUs and PSUs vest. Similarly, upon a qualifying termination within two years following a change in control, all RSUs and PSUs vest. The RSU and PSU values above are based on the closing share price on December 29, 2017 ($54.96) and assume target performance for the PSUs in all cases.
(4)	Under Mr. Danaher’s Severance Agreement, if he is involuntarily terminated without cause or voluntarily resigns for good reason, including following a change in control, he receives outplacement services for a period of one year (up to a maximum of $35,000) and a lump sum amount equal to COBRA premiums for 18 months. The amounts above reflect the maximum value of the outplacement services and the present value of 18 months of family PPO health and dental coverage using our 2017 COBRA premium rate.

Pay Ratio Disclosure

TransUnion is a leading global risk and information solutions provider to businesses and consumers with a diversified presence in over 30 countries and territories. Our President and Chief Executive Officer pay ratio described below was calculated in compliance with the requirements set forth in Item 402(u) of Regulation S-K. We identified the median employee, using our estimated employee population as of October 1, 2017, which included 4,931 global full-time, part-time, temporary, and seasonal employees employed on that date, and applied our consistently-applied compensation measure of annual base salary in effect on October 1, 2017. Nearly all of our employees receive an annual base salary (paid on an hourly, weekly, biweekly or monthly basis), which reasonably reflects the annual compensation of our employees, and for employees outside the United States we converted the annual base salary into United States dollars using the applicable exchange rates on October 1, 2017.

Once our median employee was identified, we then calculated the median employee’s annual total compensation in the same manner as the named executive officers found in the Summary Compensation Table on page 45. Our median employee’s annual total compensation was $114,978. Our President and Chief Executive Officer’s annual total compensation disclosed in the Total column of the Summary Compensation Table was $8,465,989. Accordingly, our estimated President and Chief Executive Officer to median employee pay ratio for 2017 was 74:1.

Equity Compensation Plan Information

The following table provides certain information as of December 31, 2017, with respect to our equity compensation plans under which common stock is authorized for issuance:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan category	(a)	(b)	(c)
TransUnion Holding Company, Inc. 2012 Management Equity Plan (approved by security holders)	5,494,372	$7.42	—
TransUnion 2015 Omnibus Incentive Plan (approved by security holders)	—	—	3,349,386
TransUnion 2015 Employee Stock Purchase Plan (approved by security holders)	—	—	2,063,679
Equity compensation plans not approved by security holders	—	—	—

Total	5,494,372	$7.42	5,413,065

OTHER INFORMATION

Other Business

Our Board does not know of any other matters that are to be presented for action at the Annual Meeting. If any other matters are brought before the meeting, the proxy holders will vote as recommended by our Board. If no recommendation is given, the proxy holders will vote in their discretion.

Proxy Solicitation

The expense of soliciting proxies will be paid by TransUnion. We have retained Georgeson to assist with the solicitation of proxies at an estimated fee of $8,500 plus expenses. Some of the executive officers and other employees of TransUnion may solicit proxies personally, by telephone, mail, facsimile, or other means of communication, if deemed appropriate. TransUnion will reimburse brokers or other persons holding stock in their names or in the names of their nominees for their reasonable expenses in forwarding proxy materials to beneficial owners of TransUnion’s common stock.

Stockholder Proposals for 2019 Annual Meeting and Director Nominations

Under SEC regulations, if a stockholder wants us to include a proposal in our proxy statement and form of proxy for our 2019 Annual Meeting of Stockholders, our Corporate Secretary must receive the proposal at our principal executive offices at 555 West Adams Street, Chicago, Illinois 60661 by November 23, 2018.

Under our Bylaws, stockholders wishing to nominate a person for election as a director or to introduce an item of business at a meeting of our stockholders (but not include it in our proxy materials), must submit the proposed nominee or item of business by delivering notice to our Corporate Secretary at our principal executive offices, as follows:

•	Normally, for an Annual Meeting, we must receive the notice not less than 90 days or more than 120 days before the first anniversary of the prior year’s meeting. For our 2019 Annual Meeting, we must receive notice no earlier than January 8, 2019 and no later than February 7, 2019.
•	However, if we hold the Annual Meeting on a date that is more than 30 days before or 70 days after such anniversary date, we must receive the notice not earlier than 120 days before such annual meeting and no later than the close of business on the later of (i) 90 days before such annual meeting and (ii) 10 days after the date on which public announcement of the date of the meeting is first made.

The notice is required to contain certain information set forth in our Bylaws about both the nominee or proposed business, as applicable, and the stockholder making the nomination or proposal. Any such proposal must also comply with the requirements of Rule 14a-8 of the Exchange Act. A nomination or proposal that does not comply with the foregoing requirements will be disregarded.

Additional Information Available

For stockholders receiving paper copies of this proxy statement, a copy of our 2017 Annual Report (which includes our 2017 Form 10-K) will accompany the proxy statement. For stockholders receiving the Notice only, the proxy statement and our 2017 Annual Report (which includes our 2017 Form 10-K) will be available electronically.

Copies of our Annual Report on Form 10-K for the year ended December 31, 2017, along with our proxy statement, as filed with the SEC, are also available on our Investor Relations website, www.transunion.com/tru, on the “Financials” page, or you may request a copy of the Annual Report on Form 10-K and/or the proxy statement, without charge, by writing to our Investor Relations department at 555 West Adams Street, Chicago, Illinois 60661.

TransUnion 555 West Adams Street Chicago, Illinois 60661	VOTE BY INTERNET

Before the meeting - go to www.proxyvote.com. Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Daylight Time on May 7, 2018. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Daylight Time on May 7, 2018. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

TRANSUNION		For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR ALL of these director nominees: Vote on Directors
1.	Election of Directors
Nominees:
01) Pamela A. Joseph
02) James M. Peck

Vote on Proposal The Board of Directors recommends you vote FOR proposal 2:		For	Against	Abstain

2.	Ratification of appointment of Ernst & Young LLP as TransUnion’s independent registered public accounting firm for the fiscal year ending December 31, 2018.	☐	☐	☐

NOTE: By execution of this Proxy Card, the undersigned hereby authorizes the proxies to vote, in their discretion, on any other business that may properly be brought before the meeting or any postponement thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

Your signature should appear exactly the same as your name appears. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and our 2017 Annual Report (which includes our Annual Report on Form 10-K for the year ended December 31, 2017) are available at www.proxyvote.com.

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E38848-P03592

TRANSUNION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS

MAY 8, 2018

The undersigned stockholder(s) of TransUnion hereby appoint(s) John W. Blenke and Michael J. Forde, or either of them, as proxies, with full power of substitution, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of TransUnion that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at 12:00 p.m., Central Daylight Time on May 8, 2018, at Latham & Watkins LLP, 330 North Wabash Avenue, Suite 2800, Chicago, Illinois 60611, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES UNDER PROPOSAL 1 AND FOR PROPOSAL 2, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) CONTINUED AND TO BE SIGNED ON REVERSE SIDE